                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            THE LIBERTY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                         LIBERTY
--------------------------------------------------------------------------------
The Liberty Corporation Box 789 Greenville, SC 29602-0789

                                                                  March 27, 1997

Dear Shareholder:

     We cordially invite you to attend the 1997 Annual Meeting of Shareholders of The Liberty Corporation on Tuesday, May 6, 1997, at 10:30 a.m. in the Company's Headquarters Building located at 2000 Wade Hampton Boulevard, Greenville, South Carolina.

     The accompanying Notice of Meeting and Proxy Statement describe the matters to be considered and voted upon at the meeting. We will also review the major Company developments in 1996.

     Your participation in the affairs of Liberty is important, regardless of the number of shares you hold. To ensure your representation at the meeting, whether or not you attend, please complete and return the enclosed proxy card as soon as possible.

     We look forward to seeing you on May 6. Coffee will be served prior to the meeting, when the members of the Board of Directors hope to visit with you.

                                           Cordially,

                                           /s/ HAYNE HIPP
                                           HAYNE HIPP
                                           Chairman and Chief Executive Officer

                            THE LIBERTY CORPORATION

                             WADE HAMPTON BOULEVARD
                            GREENVILLE, S. C. 29615

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             ---------------------

                                                                  March 27, 1997

To the Shareholders of The Liberty Corporation:

     The Annual Meeting of Shareholders of The Liberty Corporation will be held at The Liberty Corporation Headquarters Building, Wade Hampton Boulevard, Greenville, South Carolina, on Tuesday, May 6, 1997 at 10:30 a.m., local time, for the following purposes:

        1. To elect four directors to serve for three-year terms.

        2. To consider and act upon a proposal to amend the Restated Articles of Incorporation regarding director liabilities.

        3. To consider and act upon a proposal to approve the material amendments to, and the eligible participants under, the Performance Incentive Compensation Program.

        4. To ratify the selection of independent public accountants.

        5. To transact such other business as may properly come before the meeting.

     Holders of Common Stock and Preferred Stock at the close of business on March 15, 1997 will be entitled to vote at the meeting or any adjournment thereof.

     A copy of the 1996 Annual Report to Shareholders is enclosed.

                                           By Order of the Board of Directors

                                           Martha G. Williams
                                           Vice President, General Counsel
                                             & Secretary

     EACH SHAREHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A SHAREHOLDER DECIDES TO ATTEND THE MEETING, HE MAY, IF HE WISHES, REVOKE HIS PROXY AND VOTE HIS SHARES IN PERSON.

Mailing Date: March 27, 1997

                            THE LIBERTY CORPORATION

                             WADE HAMPTON BOULEVARD
                            GREENVILLE, S. C. 29615

                             ---------------------

                                PROXY STATEMENT
                             ---------------------


     The 1997 Annual Meeting of Shareholders of The Liberty Corporation ("Liberty" or the "Company") will be held on May 6, 1997 for the purposes set forth in the Notice of Annual Meeting. The accompanying form of proxy is solicited on behalf of the Board of Directors in connection with this meeting and any adjournment thereof. Officers of Liberty may solicit proxies by mail, telephone and personal interview, which expense will be borne by Liberty. In addition, the Company has engaged the services of Corporate Communications, Inc., Nashville, Tennessee, to assist in the solicitation of proxies at an estimated fee of $5,000 plus out-of-pocket expenses.


     A proxy in the accompanying form which is properly executed, duly returned and not revoked will be voted in accordance with instructions contained therein. If no instructions are given with respect to a specified matter to be acted upon, proxies will be voted in favor of such matter. Proxies may be revoked at any time prior to the voting of the proxy by written notice to the Company's Corporate Secretary, by delivery of a later dated proxy, or by attending the Annual Meeting and voting in person.


     Each shareholder is entitled to one vote for each share of Common Stock and each share of Preferred Stock of Liberty held at the close of business on March 15, 1997, the record date for the Annual Meeting. On that date there were 20,249,865 shares of Common Stock, 668,207 shares of Series 1994-A Preferred Stock, 590,469 shares of Series 1994-B Preferred Stock, and 599,985 shares of Series 1995-A Preferred Stock outstanding.



     In voting by proxy on the election of directors (Item 1), shareholders may vote in favor of all nominees or withhold their votes as to some or all nominees. In voting by proxy on the approval of the amendment to the Restated Articles of Incorporation (Item 2), amendment to the Performance Incentive Compensation Program (Item 3), and ratification of the selection of independent public accountants (Item 4), shareholders may vote FOR, AGAINST or ABSTAIN with respect to each proposal. Unless other instructions are indicated on the proxy card, all properly executed proxies received by the Company will be voted FOR the election of all the nominees for director set forth below under "Election of Directors," and FOR Items 2, 3 and 4. Some proxies may include broker non-votes. A broker non-vote occurs when a broker holding stock in street name does not have discretion to vote the shares on a particular matter without receiving specific instructions from the beneficial owner and has not received any such instructions.



     The election of directors will require the affirmative vote of a plurality of the shares voting in person or by proxy as to the election of directors at the Annual Meeting. Votes withheld and broker non-votes will not be included in vote totals for director nominees and will have no effect on the outcome of the election. Item 2 will require the affirmative vote of two-thirds of the shares entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have the effect of votes against Item 2. Items 3 and 4 each will require the affirmative vote of a majority of the shares voting in person or by proxy at the Annual Meeting with respect to each such matter. The outcome of the vote for Items 3 and 4 will not be affected by abstentions and broker non-votes.



     The presence, in person or by proxy, of at least a majority of the total number of outstanding shares is necessary to constitute a quorum at the Annual Meeting. Any proxy authorized to be voted at the meeting on any matter (including on routine matters pursuant to the discretionary authority granted in management's proxy), whether or not the proxy is marked to WITHHOLD AUTHORITY, to ABSTAIN or to effect a broker non-vote on any proposal, will be counted in establishing a quorum.


ITEM 1.  ELECTION OF DIRECTORS

INFORMATION RESPECTING THE BOARD AND NOMINEES

     The Board, which held four meetings during 1996, has standing Audit, Compensation, Investment and Finance, and Nominating Committees. The memberships and principal responsibilities of these Committees are as follows:

     The Audit Committee, which met three times during 1996, currently includes Edward E. Crutchfield, Chairman, John R. Farmer, Lawrence M. Gressette, Jr., and
J. Thurston Roach. The Audit Committee is responsible for recommending to the Board of Directors the engagement or discharge of the independent public accountants, reviewing with the independent public accountants the plan and results of the audit engagement, maintaining direct reporting responsibility and regular communication with the Company's internal audit staff, reviewing the scope and results of the Company's internal audit procedures, approving the services to be performed by the independent public accountants, reviewing the degree of independence of the public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's system of internal accounting controls.

     The Compensation Committee, which met three times during 1996, currently includes William O. McCoy, Chairman, John H. Mullin, III and Eugene E. Stone,
IV. This Committee establishes the salaries and other forms of executive compensation for senior executives of the Company and its subsidiaries, develops and maintains compensation plans for such senior executives and grants benefits under such plans.

     The Investment and Finance Committee, which did not meet during 1996, currently includes W. W. Johnson and J. Thurston Roach. This Committee advises the Board with regard to the Company's capital structure and long-term capital and borrowing needs; the Company's broad investment policies and guidelines; and the quality and performance of the investment portfolios.


     The Nominating Committee, which met one time since the last annual meeting, currently includes Buck Mickel, Chairman, Rufus C. Barkley, Jr., W. W. Johnson and Dr. Benjamin F. Payton. This Committee recommends selection to management and to the Board of Directors of nominees for election as Directors and considers the performance of incumbent Directors in determining whether to nominate them for re-election. The Nominating Committee will consider nominees recommended by shareholders for the 1998 meeting provided such nominations are made in writing in accordance with the procedures set forth in the Company's Bylaws and are submitted no later than December 1, 1997 to the Corporate Secretary at the Company's above stated address for referral to the Nominating Committee.


     The Board of Directors is divided into three classes. At each annual meeting, one class is elected for a three-year term. The Nominating Committee has recommended the election of Hayne Hipp, Buck Mickel, J. Thurston Roach and William B. Timmerman as Directors to hold office for terms of three years, expiring with the annual shareholders meeting to be held in 2000 and until their successors are duly elected and qualified.

The terms of office of the other eight Directors continue until the annual meeting of shareholders held in the year shown for their respective classes. The Board of Directors and management concur in this recommendation.

     Should any one or more of the nominees become unavailable to accept nomination for election as a Director, the persons named in the enclosed proxy will vote for the election of such other persons as management may recommend, unless the Board reduces the number of Directors. The nominees receiving a plurality of the votes cast will be elected as Directors.

     Following is information about each nominee for Director or Director whose term continues after the meeting, including certain biographical data.

                             NOMINEES FOR DIRECTOR

FOR TERMS EXPIRING IN MAY 2000:

     HAYNE HIPP is Chairman, President and Chief Executive Officer of Liberty, having been elected Chairman in 1995. Also serving as Chairman of Liberty Life, Mr. Hipp first became a Director of Liberty in 1977. He also serves on the Boards of Wachovia Corporation and SCANA Corporation. He is 57 years old.

     BUCK MICKEL is the retired Vice Chairman of the Board and President of Fluor Corporation, a company headquartered in Irvine, California, and engaged primarily in furnishing engineering and construction services and producing natural resources. Mr. Mickel has been a member of Liberty's Board of Directors since 1969 and is also a Director of Fluor Corporation, Duke Power Company, Delta Woodside Industries, Incorporated, Insignia Financial Group, RSI Holdings Inc. and Emergent Group Incorporated. Mr. Mickel is 71 years old.

     J. THURSTON ROACH is President and a Director of Simpson Timber Company, a subsidiary of Simpson Investment Company, a privately-held company headquartered in Seattle, Washington, engaged in growing and harvesting timber and manufacturing lumber, plywood, pulp, and paper. Until January, 1996, when he became President of Simpson Timber Company, he served as Senior Vice President, Chief Financial Officer and Secretary of Simpson Investment Company. Mr. Roach also serves as a Director of Celulosa del Pacifico S.A. and was first elected a Director of Liberty in 1994. He is 55 years old.

     WILLIAM B. TIMMERMAN is Chairman of the Board, President and Chief Executive Officer of SCANA Corporation, a utilities company located in Columbia, South Carolina. He has held these positions since March 1, 1997. Mr. Timmerman was elected President of SCANA on December 13, 1995 and Chief Operating Officer on August 21, 1996. From May 1, 1994 to December 13, 1995, he was Executive Vice President, Chief Financial Officer and Controller. Previously, he was Senior Vice President of SCANA as well as its Chief Financial Officer and Controller. Mr. Timmerman is being nominated as a Director of Liberty for the first time and also serves as a Director of InterCel, Inc. and Wachovia Bank of South Carolina. He is 50 years old.

                         DIRECTORS CONTINUING IN OFFICE

TERMS EXPIRING IN MAY 1998:

     EDWARD E. CRUTCHFIELD is Chairman and Chief Executive Officer of First Union Corporation, a bank holding company, located in Charlotte, North Carolina. Mr. Crutchfield has served as a Director of Liberty since 1989 and also serves as a Director of VF Corporation. He is 55 years old.

     JOHN R. FARMER is a Limited Partner of Goldman, Sachs & Co., New York, New York, and Vice Chairman of Goldman Sachs Europe, Limited, London, England, investment banking firms. He assumed this position in 1994 and, previously, served as a General Partner of Goldman, Sachs & Co. and Managing Director of Goldman, Sachs, International. Mr. Farmer was first elected a Director of Liberty in 1995. He is 58 years old.

     WILLIAM O. MCCOY is Vice President and Chief Financial Officer of the University of North Carolina, Chapel Hill, North Carolina, a position he assumed in 1995. Previously, he served as Vice Chairman of the Board of BellSouth Corporation, Atlanta, Georgia, and as President and Chief Executive Officer of BellSouth Enterprises, Incorporated. Mr. McCoy has served as a Director of Liberty since 1984 and also serves as a Director of Carolina Power and Light Company, Kenan Transport Company, Fidelity Investments and The Weeks Corporation. He is 63 years old.

     JOHN H. MULLIN, III is Chairman of Ridgeway Farm, Inc., a wholesale shade and ornamental tree nursery located in Brookneal, Virginia. Serving as a Managing Director of Dillon, Read & Co. Inc., of New York, New York, until 1989, Mr. Mullin remains a Director of Dillon, Read & Co. Inc. and also serves as a Director of ACX Technologies, Inc., Alex. Brown Realty, Inc. and The Ryland Group, Inc. He has served as a Liberty Director since 1989. Mr. Mullin is 55 years old.

TERMS EXPIRING IN MAY 1999:

     RUFUS C. BARKLEY, JR. is the Chairman of the Board of Cameron and Barkley Company, an industrial and electrical and electronics supplier of Charleston, South Carolina. He has held this position since 1959 and also served as Chief Executive Officer until January 1, 1992. Mr. Barkley, who is also a Director of Wachovia Corporation, first became a Director of Liberty in 1970. He is 67 years old.

     W. W. JOHNSON is Chairman of the Executive Committee of the Board of Directors of NationsBank Corporation, a bank holding company, headquartered in Charlotte, North Carolina. Mr. Johnson first became a Director of Liberty in 1973 and is also a Director of NationsBank Corporation, Duke Power Company and Alltel Corporation. He is 66 years old.

     BENJAMIN F. PAYTON is President of Tuskegee University, Tuskegee, Alabama. He was elected a Director of Liberty in 1973 and is also a Director of AmSouth Bancorporation, ITT Corporation, Morrison Health Care Incorporated, Praxair, Incorporated, Ruby Tuesday, Inc. and Sonat Incorporated. Dr. Payton is 64 years old.

     EUGENE E. STONE, IV is Chief Executive Officer of Stone Manufacturing Co., an apparel manufacturer, and Chairman of Umbro International, a marketer of sports apparel and equipment. Both companies are located in Greenville, South Carolina. Mr. Stone first became as a Director of Liberty in 1996 and also serves as a Director of Carolina First Bank. He is 58 years old.
---------------

1. References to "Liberty Life" are to Liberty Life Insurance Company, a wholly-owned subsidiary of Liberty.
2. Dr. Benjamin F. Payton attended 60% of the aggregate of the total number of meetings of the Board and the meetings held by all committees of the Board on which he sat.

EXECUTIVE COMPENSATION


     The following information is given as to the chief executive officer and the other four most highly compensated officers (collectively the "Senior Executives") who received salary and bonus for 1996 from Liberty and its subsidiaries of more than $100,000.


                           SUMMARY COMPENSATION TABLE


                                                                                   LONG TERM
                                             ANNUAL COMPENSATION              COMPENSATION AWARDS
                                       -------------------------------    ---------------------------
                                                                                           SHARES
                                                                          RESTRICTED     UNDERLYING       ALL OTHER
                                                                            STOCK       STOCK OPTIONS    COMPENSATION
   NAME AND PRINCIPAL POSITION(1)      YEAR    SALARY ($)    BONUS ($)     ($) (2)         (#) (3)         ($) (4)
   ------------------------------      ----    ----------    ---------    ----------    -------------    ------------
James M. Keelor                        1996     $262,215     $349,528      $305,156          -0-           $21,945
President of Cosmos                    1995      262,586      203,399       252,669          -0-            21,795
                                       1994      234,808      190,259       150,766          -0-            21,750
H. Ray Eanes                           1996      382,333      185,000       262,500          -0-            16,945
Senior VP & CFO of Liberty             1995      360,000      175,000       251,634          -0-            15,678
                                       1994      264,167      215,000       772,500          -0-               -0-
Hayne Hipp                             1996      383,333      101,000       937,500          -0-            23,743
Chairman, President & CEO of Liberty   1995      333,334      103,350     1,062,500          -0-            23,786
                                       1994      350,000          -0-       772,500          -0-            23,454
Porter B. Rose                         1996      232,000      144,658       244,844          -0-            23,945
President of Liberty Investment Group  1995      226,667      163,233       163,012          -0-            23,986
                                       1994      211,334       95,780       177,546          -0-            23,656
W. Kenneth Hunt, III                   1996      225,000       88,462       112,188          -0-            20,683
President of Liberty Life              1995      216,333       74,849        45,928          -0-            20,730
                                       1994      178,334       38,320       425,277          -0-            20,266


---------------

(1) References to "Cosmos" are to Cosmos Broadcasting Corporation and to "Liberty Investment Group" are to a group of companies comprised of Liberty Capital Advisors, Inc. and Liberty Properties Group, Inc. All companies referenced are wholly-owned subsidiaries of Liberty.
(2) The aggregate restricted shareholdings at December 31, 1996 for each individual named in the Summary Compensation Table were as follows: James
     M. Keelor -- 25,065 shares valued at $983,801; H. Ray Eanes -- 34,180 shares valued at $1,341,565; Hayne Hipp -- 95,600 shares valued at $3,752,300; Porter B. Rose -- 22,112 shares valued at $867,896; and W.
     Kenneth Hunt, III -- 17,496 shares valued at $686,718. Dividends are paid on restricted stock at the same rate as paid on all outstanding shares of the Company's Common Stock.
(3) No stock options were granted to or exercised by any of the Senior Executives during 1996.

(4) "All Other Compensation" was comprised of the following items during 1996 (the last completed fiscal year): a.) the full dollar value of the entire premiums paid by the Company on behalf of the named individuals for split dollar life insurance policies: James M. Keelor -- $7,500, Hayne
     Hipp -- $6,798, Porter B. Rose -- $7,000, and W. Kenneth Hunt,
     III -- $3,738; b.) Company contributions under the 401(k) Thrift Plan for each named individual: James M. Keelor -- $4,500, H. Ray Eanes -- $4,500, Hayne Hipp -- $4,500, Porter B. Rose -- $4,500, and W. Kenneth Hunt,
     III -- $4,500; and c.) Company contributions allocated to each named individual pursuant to the profit sharing plan: James M. Keelor -- $9,945,
     H. Ray Eanes -- $12,445, Hayne Hipp -- $12,445, Porter B. Rose -- $12,445,
     and W. Kenneth Hunt, III -- $12,445.

PENSION PLAN TABLE

     The following table shows estimated annual benefits payable after retirement to a participant covered by the Supplemental Retirement Income Plan at its termination on December 31, 1984:

                               PENSION PLAN TABLE

                            YEARS OF SERVICE
               -------------------------------------------
REMUNERATION      15         20         25      30 OR MORE
------------   --------   --------   --------   ----------
  $100,000     $ 30,000   $ 40,000   $ 50,000    $ 60,000
   150,000       45,000     60,000     75,000      90,000
   200,000       60,000     80,000    100,000     120,000
   250,000       75,000    100,000    125,000     150,000
   300,000       90,000    120,000    150,000     180,000
   350,000      105,000    140,000    175,000     210,000
   400,000      120,000    160,000    200,000     240,000
   450,000      125,000    180,000    225,000     270,000
   500,000      150,000    200,000    250,000     300,000
   550,000      165,000    220,000    275,000     330,000
   600,000      180,000    240,000    300,000     360,000

     A participant's remuneration covered by the Supplemental Retirement Income Plan is his or her average salary and bonus (as reported in the Summary Compensation Table) during the three consecutive years of the final five years of employment which will produce the highest average. Estimated annual benefits under the Supplemental Retirement Income Plan as listed in the table would be reduced by Social Security benefits and any benefits received under the 401(k) Thrift Plan resulting from employer contributions and under the Retirement Plan, any annuity contract or any other qualified profit sharing or pension plan for which the Company provides the consideration. It is assumed that the participant's account balances under the 401(k) Thrift Plan resulting from employer contributions and under the Retirement Plan and any other qualified profit sharing or pension plans for which the Company provided the compensation would be used to purchase a single life annuity on the employee's retirement date. As of December 31, 1984, the termination date of the Supplemental Retirement Income Plan, the years of service for each of the persons listed in the Summary Compensation Table are as follows: Hayne Hipp -- 15 years, W. Kenneth Hunt, III -- 4 years, James M. Keelor -- 11 years, and Porter B. Rose -16 years.

DIRECTORS COMPENSATION

     Each Director who is not also an officer of Liberty or one of its subsidiaries receives $16,000 annual compensation, plus $2,000 for each meeting of the Board which he attends. Travel expenses incurred by a Director in attending a meeting of the Board or a Committee are also reimbursed.

     The Compensation Committee Report on Executive Compensation and the performance graph which follow shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report and graph by specific reference.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     The Compensation Committee is currently composed of Messrs. William O. McCoy, Chairman, Eugene E. Stone, IV, and John H. Mullin, III, all of whom are non-employee directors. The Committee establishes the salaries and other forms of compensation for executive officers of the Company and its subsidiaries. It also administers the Performance Incentive Compensation Program for such executive officers and grants benefits under such Program. Set forth below is a report of the Compensation Committee addressing the Company's compensation policies for 1996 as they affected the Company's executive officers, including Hayne Hipp and Messrs. Eanes, Hunt, Keelor and Rose, the four executive officers other than Mr. Hipp who were the Company's most highly paid executives (collectively with Mr. Hipp, the "Senior Executives") during 1996.


     Policies. The Compensation Committee's executive compensation policies are designed to:

     - Pay for performance by basing a substantial portion of annual compensation on corporate, business unit and individual performance;

     - Motivate executive officers to achieve strategic business objectives and reward them for achievements;

     - Align the interests of executives with the long-term interests of the shareholders through stock option, restricted stock and other stock-based awards; and

     - Provide pay scales and compensation plans which are comparable to those offered by other companies in the insurance and broadcasting industries, thus allowing the Company to compete for and retain talented executives who are critical to the Company's performance.


     At present, the executive compensation program is composed of annual incentive cash bonuses, long-term incentive stock options and restricted stock grants, and salary and benefits generally available to executives in the insurance and broadcasting industries. The incentive programs are designed to reward participants on the basis of individual and corporate performance that benefit the Company and its shareholders. The Committee believes that it is desirable for executive compensation to be deductible for federal income tax purposes, to the extent that achieving deductibility is practicable, consistent with the Company's overall objectives, and in the best interests of the Company and its shareholders. Accordingly, the Committee may from time to time take appropriate action intended to qualify compensation as "performance based" for tax deductibility as within the meaning of Section 162(m)of the Internal Revenue Code. As discussed in Item 3 of this proxy statement, the Company is seeking shareholder approval of amendments to the Performance Incentive Compensation Program so that awards under the Program qualify as "performance based" compensation under Section 162(m). The loss of deduction generally applies only to compensation that could otherwise be deducted in a taxable year, which excludes certain compensation deferred into another taxable year. The Chief Executive

Officer deferred income in 1996, and the Company does not expect that Section 162(m) will limit the deductibility of his compensation.

     Comparability. The Committee annually reviews the executive compensation program including an analysis of competitive market data. This data compares the Company's compensation practices to those of groups of comparator companies that have business operations in the insurance and broadcasting industries and that are similar in size in terms of revenues and assets. Salaries are generally targeted at the 50th percentile of the salaries of comparable positions at the comparator companies, and in 1996 most of the executive officers received salaries equal to this level. The opportunity for executive officers to earn compensation in excess of the 50th percentile is provided by the annual performance-based bonus plan and the long-term incentive stock option and restricted stock plan. The Chief Executive Officer's 1996 salary was below the median level. The Performance Graph in this proxy statement displays, in addition to the Company and the S&P 500, the Dow Jones Media and the Dow Jones Life Insurance indices. These indices are comprised of a broad range of broadcasting and insurance companies, including those companies in the comparator groups used for compensation purposes.

     Annual Performance Incentive. The Compensation Committee's emphasis on tying pay to corporate, business unit and individual performance is reflected in the incentive bonuses awarded pursuant to the 1996 Annual Management Bonus Plan (the "Bonus Plan"). The Bonus Plan provided for cash bonus awards to executive officers based on the 1996 actual versus target earnings performance of the Company and its major business units and various other individual or operating measures tailored to an individual executive's area of responsibility.

     The Bonus Plan established separate target bonus pools for the Company and each of its major business units. Bonuses are determined primarily by the achievement of the Company's return on shareholders' equity target. As Company earnings and shareholder value increases, bonus payouts increase proportionally. The target awards to be paid to the executive officers from the bonus pools reflected the Committee's subjective judgment as to the extent to which the participant could contribute to the achievement of the Company's financial goals. Threshold actual earnings, which varied among the Company and its business units, were required before an executive officer became eligible for a bonus. No bonuses would have been awarded to officers of the Company if the actual earnings of the Company had been lower than target earnings of the Company by 5%. No bonuses would have been awarded to officers of the insurance business unit if its actual earnings had been lower than its target earnings by 7%. Similarly, no bonuses would have been awarded to officers of the broadcasting subsidiary if actual broadcasting earnings had been lower than its target earnings by 10%. Thresholds at the indicated percentages were established in order to level the effect on the bonus pools of year-to-year earnings volatility due to acquisitions, divestitures and cyclical broadcasting revenues.

     The bonus awards paid to the Senior Executives ranged from 75% to 411% of target awards that would have been paid if the entire target bonus pool had been distributed. The Chief Executive Officer's bonus award was 50% of his target award. 59% of combined salary and bonus paid to the Senior Executives in 1996 was derived from the performance based bonus. 21% of combined salary and bonus paid to the Chief Executive Officer was derived from performance based bonus.

     Long-term Performance Incentive. The Company's Performance Incentive Compensation Program (the "Program") is designed to align a significant portion of the executive compensation program with shareholder interests. Although the proposed amendments to the Program will authorize additional types of stock-based awards, the Program currently permits the granting of two types of stock-based awards:

     - Stock Option. A right vesting over a period of years as established by the Compensation Committee and terminating after ten years to purchase shares of Common Stock at the current market value as of the date the option is granted; and

     - Restricted Stock. Shares of Common Stock which the recipient cannot sell or otherwise dispose of until a restriction period lapses and which are forfeited if the recipient terminates employment for any reason other than retirement, disability or death prior to the lapse of the restriction period.

     In granting restricted stock in 1996 the Committee utilized a formula tied to the amount of bonus earned by an executive officer under the prior year's Bonus Plan and did not place emphasis on previous grants. In addition, the Committee awarded grants of restricted stock to some executive officers to reflect increased responsibilities or superior performance over a period of years. Senior Executives, other than the Chief Executive Officer, were awarded restricted stock having a value as of the date of the award equal to 1.0 to 1.5 times the Senior Executive's cash bonus paid pursuant to the 1995 Bonus Plan. The value of the restricted stock grant equaled market value of the stock underlying the restricted stock grant as of the date of the award.

     Salaries. Executive officers were granted base salary increases effective May 1, 1996 after evaluating executives' levels of performance, responsibility and internal equity issues, and after evaluating the range of salaries paid by the comparator companies.

     Chief Executive Officer. At its May 7, 1996 meeting, the Committee reviewed the competitive salary and bonus market data and noted that the Chief Executive's base salary combined with his 1996 annual bonus award was below the 50th percentile of salaries and bonuses paid by the comparator companies. Evaluating the competitive total compensation market data for the comparator companies, the Committee determined that a restricted stock grant of 30,000 shares together with a salary increase of $50,000 would be appropriate and within the range of total compensation paid by the comparator companies.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

 Eugene E. Stone, IV       William O. McCoy, Chairman       John H. Mullin, III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996 there were no interlocking relationships between the Company's executive officers and its directors.

CERTAIN TRANSACTIONS

     Edward E. Crutchfield, Chairman and Chief Executive Officer of First Union Corporation, is a Director of Liberty. Liberty Life writes mortgage protection policies for customers of First Union Insurance Group, a subsidiary of First Union Corporation. As of December 31, 1996, annualized insurance premiums in force for these policies were approximately $785,854. Effective March 21, 1995, Liberty entered into a Credit Agreement with a syndicate of banks pursuant to which Liberty could borrow up to $375 million. First Union National Bank of North Carolina was among the banks participating in the syndicate of banks and its portion of the total debt at December 31, 1996 was $21.0 million.

     William B. Timmerman is President of SCANA Corporation, an affiliate of South Carolina Electric and Gas Company, and is a nominee for Director of Liberty. Liberty Life writes universal life insurance policies for employees of South Carolina Electric and Gas Company. Premiums and interest paid on policy loans on these policies totaled approximately $357,800 during 1996.

     Liberty Life entered into mortgage loan transactions of $1,640,000 to Top Notch Retail Limited Partnership during 1992 and of $1,000,000 to PhotoMarker II during 1996. The principals for each of these transactions include children of Buck Mickel; and collectively, their ownership interest in each transaction exceeds 10%. At December 31, 1996, the balance on the Top Notch Retail loan was $1,206,937 and the balance on the PhotoMarker II loan was $988,590.


     Management believes that the terms of the arrangements described in this "Certain Transactions" section are as favorable to Liberty as are similar transactions between unrelated parties.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS AND CHANGE-OF-CONTROL ARRANGEMENTS


     On May 20, 1994, H. Ray Eanes became the Senior Vice President, Treasurer and Chief Financial Officer of Liberty pursuant to an employment agreement which expires on December 31, 1999. Mr. Eanes' initial base salary under the agreement was $350,000 per year, subject to review and increase by the Compensation Committee of the Board of Directors in subsequent years as appropriate, decreasing to $100,000 in the final two years of the term of the agreement. For 1997 the Compensation Committee has increased Mr. Eanes' salary to $388,500. He is also entitled to receive an annual bonus of a minimum of 50% of base salary determined in accordance with the Bonus Plan and an award of restricted stock under the Program at the discretion of the Compensation Committee. In January, 1997, W. Kenneth Hunt, III entered into a one-year employment agreement terminating on December 31, 1997. Pursuant to this agreement, Mr. Hunt is entitled to a base salary of $225,000 and benefits of the type available to all Company employees.

FIVE-YEAR SHAREHOLDER RETURN COMPARISON

     The Performance Graph below compares cumulative, five-year shareholder returns on an indexed basis with the S&P 500 Stock Index, the Dow Jones Life Insurance Index and the Dow Jones Media Index.

                               PERFORMANCE GRAPH

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN*
        AMONG THE LIBERTY CORPORATION, THE S&P 500 INDEX, THE DOW JONES
               LIFE INSURANCE INDEX AND THE DOW JONES MEDIA INDEX

     MEASUREMENT PERIOD          LIBERTY         S&P 500      DOW JONES LIFE    DOW JONES
   (FISCAL YEAR COVERED)       CORPORATION                                        MEDIA
1991                                     100             100             100             100
1992                                     130             108             131             118
1993                                     114             118             130             143
1994                                     122             120             117             137
1995                                     166             165             162             197
1996                                     197             203             215             203

           * Assumes $100 invested on December 31, 1991 in Stock or Index, including reinvestment of dividends. Fiscal year ending December 31.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table shows as of January 31, 1997, the shares of Liberty Common Stock and Liberty Preferred Stock beneficially owned (as that term is defined by Rule 13d-3 issued by the SEC under the Securities Exchange Act of
1934) by all persons who beneficially own more than 5% of the shares of each such class of Liberty stock. Hayne Hipp and John B. Hipp are brothers. Jane Gage Hipp Caulder, Mary Ladson Hipp Haddow, Edward F. Hipp, H. Neel Hipp, Jr. and William F. Hipp are brothers and sisters. Jo Love Little, James S. Love, III and Mary E. McMillan are brother and sisters.

                                                                NATURE AND AMOUNT OF
                                                                BENEFICIAL OWNERSHIP
                                                   ----------------------------------------------
                                                   SOLE VOTING     SHARED VOTING        TOTAL
                                                      AND/OR           AND/OR           SHARES      PERCENTAGE   PERCENTAGE
                                                    INVESTMENT       INVESTMENT      BENEFICIALLY       OF           OF
NAME AND ADDRESS(1)                                  POWER(2)         POWER(3)          OWNED         COMMON     PREFERRED
-------------------                                ------------    --------------    ------------   ----------   ----------
Jane Gage Hipp Caulder
Travelers Rest, SC...............................     157,138        1,394,606(4)     1,551,744        7.67%          --
Mary Ladson Hipp Haddow
Atlanta, GA......................................     131,769(5)     1,454,227(6)     1,585,996        7.84%          --
Edward F. Hipp
Hendersonville, NC...............................     133,686        1,382,912(7)     1,516,598        7.50%          --
H. Neel Hipp, Jr
Greenville, SC...................................      99,033(8)     1,603,560(9)     1,702,593        8.42%          --
Hayne Hipp
Greenville, SC...................................     385,934(10)    2,495,608(11)    2,881,542       14.25%          --
John B. Hipp
Atlanta, GA......................................      16,598        1,141,733(12)    1,158,331        5.73%          --
William F. Hipp
Atlanta, GA......................................     115,020(13)    1,521,230(14)    1,636,250        8.09%          --
Frances M. McCreery
Chagrin Falls, OH................................   1,064,658(15)        7,200(16)    1,071,858        5.30%          --
William R. Patterson
999 Peachtree Street, NE
Atlanta, GA 30309-3996...........................     -0-            2,142,025(17)    2,142,025       10.59%          --
Jo Love Little
#2 Birch Cove
Gulfport, MS 30503...............................     174,490(18)      -0-              174,490          --         9.39%
James S. Love, III
12137 Hickman Road
Biloxi, MS 39532.................................     176,045(18)      -0-              176,045          --         9.47%
Mary E. McMillan
1200 Meadowbrook, #34
Jackson, MS 39206................................     171,224(18)      -0-              171,224          --         9.21%
The Mighty Mite Corporation
25165 Bickham Road
Jackson, LA 70748................................     232,935(18)      -0-              232,935          --        12.53%

---------------

 (1) The mailing address for the individuals listed above, with the exception of Mr. Patterson, Ms. Love, Mr. Love, Ms. McMillan and The Mighty Mite Corporation is P. O. Box 789, Greenville, South Carolina 29602.

 (2) Except as otherwise indicated in these Notes, each person has sole voting and investment power with respect to the designated shares.
 (3) Shares shown in this column are included in the totals for more than one person as follows: (a) Hayne Hipp shares voting and investment power with John B. Hipp and other persons with respect to 741,535 shares; (b) Hayne Hipp shares voting and investment power with William R. Patterson and other persons with respect to 416,000 shares; (c) Jane Gage Hipp Caulder, Mary Ladson Hipp Haddow, Edward F. Hipp, H. Neel Hipp, Jr. and William F. Hipp share voting and investment power with William R. Patterson and each other with respect to 1,373,392 shares; (d) Jane Gage Hipp Caulder, Mary Ladson Hipp Haddow, Edward F. Hipp, H. Neel Hipp, Jr. and William F. Hipp share voting and investment power with each other and another individual with respect to 270,000 shares; (e) H. Neel Hipp, Jr. shares voting and investment power with the spouse of each of his brothers and sisters with respect to 65,477 shares; and (f) H. Neel Hipp, Jr. shares voting and investment power with William F. Hipp and another individual with respect to 70,830 shares. Except as otherwise indicated in these Notes, both voting and investment power are shared with respect to the shares designated in this column.
 (4) Includes 10,045 shares held of record by her husband or by or for her minor children and 11,837 shares held in trust for the benefit of her children of which her husband serves as Co-Trustee. Jane Gage Hipp Caulder disclaims beneficial ownership of the 14,950 shares held by her husband and in trust for her children.
 (5) Includes 2,200 shares held in trust for the benefit of her children of which Mary Ladson Hipp Haddow serves as sole Trustee.
 (6) Includes 1,568 shares held jointly with her husband, 59,357 shares held of record by her husband or by or for her minor children and 25,362 shares held in trust for the benefit of her children of which her husband serves as Co-Trustee. Mary Ladson Hipp Haddow disclaims beneficial ownership of the 40,881 shares held by her husband and in trust for her children.
 (7) Includes 7,415 shares held of record by his wife or by or for his minor children and 8,485 shares held in trust for the benefit of his children of which his wife serves as Co-Trustee. Edward F. Hipp disclaims beneficial ownership of these shares.
 (8) Includes options to purchase 6,000 shares currently exercisable under Liberty's Performance Incentive Compensation Program and 5,341 restricted shares as to which he has sole voting but no investment power. Also includes 14,300 shares held in trust for the benefit of his brother's children of which he serves as sole Trustee.
 (9) Includes 79,887 shares held of record by his wife or by or for his minor children and 2,810 shares held in trust for the benefit of his children of which he and his wife serve as Co-Trustees. H. Neel Hipp, Jr. disclaims beneficial ownership of the 79,887 shares held by his wife or by or for his minor children.
(10) Includes 95,600 restricted shares as to which he has sole voting power but no investment power and 38,287 shares held in trust for the benefit of charity and/or family and non-family members of which Hayne Hipp serves as sole Trustee.
(11) Includes 12,045 shares held of record by his wife, 160,219 shares held in trust for the benefit of his children and/or charity of which his wife serves as Co-Trustee and 2,440 shares held by him as custodian.
(12) Includes 54,498 shares held of record by his minor children.
(13) Includes 1,740 shares held in trust for the benefit of his children of which William F. Hipp serves as sole Trustee.
(14) Includes 62,927 shares held of record by his wife or by or for his minor children and 19,793 shares held in trust for the benefit of his children of which his wife serves as Co-Trustee. William F. Hipp disclaims beneficial ownership of these shares.

(15) Includes 100,000 shares held in trust for her benefit and for the benefit of family members of which Frances M. McCreery serves as sole Trustee.
(16) Includes 800 shares held in trust for the benefit of her husband. Frances
     M. McCreery disclaims beneficial ownership of these shares.
(17) Includes 2,142,025 shares for which shared voting power is held and 1,789,392 shares for which shared investment power is held.

(18) The shares shown as being owned by Jo Love Little, James S. Love, III and Mary E. McMillan are shares of Liberty's Series 1995-A Preferred Stock; and the shares shown as being owned by The Mighty Mite Corporation are shares of Liberty's Series 1994-A Preferred Stock. Each share of Preferred Stock entitles these holders to receive an equal number of shares of Liberty Common Stock upon conversion of the shares of Preferred Stock.


SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the shares of Liberty Common Stock owned beneficially (as that term is defined by Rule 13d-3 issued by the SEC under the Securities Exchange Act of 1934), unless otherwise indicated, by each Director and nominee and by all executive officers and Directors of Liberty as a group on January 31, 1997.


                                                                                    PERCENTAGE OF
                                                            NUMBER OF SHARES      OUTSTANDING SHARES
                      SHAREHOLDER(1)                        OF COMMON STOCK        OF COMMON STOCK
                      --------------                        ----------------      ------------------
Rufus C. Barkley, Jr......................................         3,908(2)               .02%
Edward E. Crutchfield.....................................         2,000                  .01%
H. Ray Eanes..............................................        47,600(3)               .24%
John R. Farmer............................................         5,000                  .02%
Lawrence M. Gressette, Jr.................................         1,000                  .01%
Hayne Hipp................................................     2,881,542(4)             14.25%
W. Kenneth Hunt, III......................................        40,763(5)               .20%
W. W. Johnson.............................................           800                  .00%
James M. Keelor...........................................        75,396(6)               .37%
William O. McCoy..........................................         1,400                  .01%
Buck Mickel...............................................         8,000                  .04%
John H. Mullin, III.......................................         2,600(7)               .01%
Benjamin F. Payton........................................           200                  .00%
J. Thurston Roach.........................................         2,000                  .01%
Porter B. Rose............................................        73,563(8)               .36%
Eugene E. Stone, IV.......................................         1,000                  .01%
William B. Timmerman......................................             0                  .00%
All Directors, Nominees for Director and Executive
  Officers as a Group (21 persons)........................     3,355,274(9)             16.59%


---------------

(1) None of the Directors and executive officers is the beneficial owner of any Preferred Stock or of any equity securities of any of Liberty's subsidiaries. Except as otherwise indicated in these Notes, each of the individuals named above has sole voting and investment power with respect to the shares listed for such person.

(2) Includes 200 shares held of record by his wife and 3,708 shares held by a partnership of which a trust established for the benefit of his mother and of which he serves as Co-Trustee is a general partner. Rufus C. Barkley, Jr. disclaims beneficial ownership of these shares.
(3) Includes 34,180 restricted shares as to which he has sole voting power but no investment power.
(4) See "Principal Holders of Voting Securities" table and Notes 3, 10 and 11 thereto for a more complete description of the nature and amount of beneficial ownership by Hayne Hipp.
(5) Includes 17,496 restricted shares as to which he has sole voting power but no investment power.
(6) Includes options to purchase 28,000 shares currently exercisable under Liberty's Performance Incentive Compensation Program and 25,065 restricted shares as to which he has sole voting power but no investment power.
(7) Includes 600 shares held in trust for the benefit of his children of which John H. Mullin, III serves as Co-Trustee.
(8) Includes options to purchase 8,000 shares currently exercisable under Liberty's Performance Incentive Compensation Program and 22,112 restricted shares as to which he has sole voting power but no investment power.
(9) Includes options to purchase 76,800 shares currently exercisable under Liberty's Performance Incentive Compensation Program and 238,844 restricted shares as to which they have sole voting power but no investment power.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Act of 1934 requires the Company's Directors and executive officers and persons who own more than 10% of the Company's Common Stock to file with the SEC and the New York Stock Exchange various reports as to ownership of such Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such forms furnished to the Company and written representations to the Company that no other reports were required, all the applicable Section 16(a) filing requirements were complied with during 1996.


ITEM 2. PROPOSAL TO AMEND THE RESTATED ARTICLES OF INCORPORATION REGARDING DIRECTOR LIABILITIES

INTRODUCTION

     The Board of Directors recommends that the shareholders consider and approve a proposal to amend the Company's Restated Articles of Incorporation to include a new Article 10. Proposed Article 10 would limit the personal liability of the Company's directors to the Company or its shareholders for monetary damages for certain breaches of fiduciary duty.

     Proposed Article 10 is designed to implement the liability limitations authorized by Section 33-2-102(e) the South Carolina Business Corporation Act (the "SCBCA"). The SCBCA permits South Carolina corporations to include in their Articles of Incorporation a provision limiting directors' liability for monetary damages for certain breaches of their fiduciary duties, including their duty of care. Section 33-2-102(e) is an enabling provision only. An amendment to the Articles of Incorporation approved by the shareholders is required to effect the permitted limitation on liability.

     The Board of Directors believes that it is appropriate and advisable that the shareholders adopt the proposed amendment to the Restated Articles of Incorporation and recommends that the shareholders vote to approve and adopt the proposed amendment. If approved, the proposed amendment will be delivered to the

Secretary of State of South Carolina for filing as soon thereafter as practical and will become effective upon filing. The text of the proposed Article 10, which is described in greater detail below, is set forth as Exhibit A to this proxy statement.


BACKGROUND AND REASONS FOR PROPOSED AMENDMENT


     In performing their duties, directors are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be in the best interests of the corporation and its shareholders. Decisions made on that basis are protected by the so-called "business judgment rule" and should not be second-guessed by a court in the event of lawsuit challenging such decisions. The business judgment rule is designed to protect directors from personal liability to the corporation or its shareholders when their business decisions are subsequently challenged. However, due to the expense of defending lawsuits, the frequency with which unwarranted litigation is brought against directors and the inevitable uncertainties with respect to the application of the business judgment rule to particular facts and circumstances, as a practical matter, directors and officers of a corporation rely on indemnity from, and insurance procured by, the corporation they serve to provide a financial backstop in the event of such expenses or unforeseen liability. The SCBCA has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers, and the Company's Bylaws provide for indemnification of officers and directors to the extent permitted under South Carolina law, without adoption of the proposed amendment to the Articles of Incorporation. Without adoption of the proposed amendment to the Articles of Incorporation, South Carolina law does not authorize indemnification for judgments against directors in derivative actions brought by shareholders in the right of the corporation. Consistent with South Carolina law, the Company's Bylaws also authorize the Company to purchase insurance to protect its officers and directors.


     Recent changes in the market for directors and officers liability insurance are making it increasingly more difficult, and in some cases, impossible, for directors and officers of many corporations to obtain any meaningful liability insurance coverage. Insurance carriers have in certain cases declined to renew existing directors and officers liability policies, or have increased premiums to such an extent that the cost of obtaining such insurance becomes prohibitive. Moreover, current policies often exclude coverage for areas where the service of qualified independent directors is most needed. For example, many policies do not cover liabilities or expenses arising from directors and officers activities in response to attempts to take over a corporation. Such limitations on the scope of insurance coverage, along with high deductibles and low limits of liability, have undermined meaningful directors and officers liability insurance coverage.

     The increasing difficulty in obtaining meaningful directors and officers liability insurance is attributable to a number of factors, many of which are affecting the liability insurance industry generally, including the granting of unprecedented damage awards. Although the Company has up to now been able to obtain insurance coverage for directors and officers on a basis which it considered acceptable, the Company would like to avoid the increase in premiums and limitations in the scope of coverage which is symptomatic of the problems generally in the liability insurance industry.

     According to published sources, the inability of corporations to provide meaningful director liability insurance has had a damaging effect on the ability of public corporations to recruit and retain corporate directors. Although the Company has not directly experienced this problem, the Company's Board of Directors believes that the Company should take every possible step to ensure that the Company will continue to be able to attract and retain the best possible directors.

     The proposed Article 10 is intended to provide directors with substitute assurance under certain circumstances against potentially unreasonable personal liability should the Company experience reduced insurance coverage due to increased exceptions and for reduced dollar limits. Proposed Article 10 is intended to reduce the risks incident to serving as a director by providing that, subject to the limitations described below, directors would not have monetary liability to the Company or its shareholders for breaches of their fiduciary duties of care. The primary purpose of the proposed amendment and the reason it is being recommended to shareholders is to ensure that the Company will continue to be able to attract and retain individuals of the highest quality and ability to serve as its directors and that such individuals will feel free to continue to make entrepreneurial decisions on behalf of the Company without undue fear of personal liability. There has not been any litigation threatened or brought against the Company's Board of Directors for any breach of their fiduciary duties to the Company. Thus, the proposed Article 10 is a response to conditions facing corporate directors generally, including the increased difficulty in obtaining the insurance coverage traditionally provided in the past, and is not a response to any recent litigation involving the Company's directors. Moreover, no director presently in office has indicated an intention to resign if the proposed Article 10 is not adopted.

ELIMINATION OF LIABILITY IN CERTAIN CIRCUMSTANCES

     Proposed Article 10 provides that a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of the director's duty of care or other duty as a director except for liability (a) for any breach of the director's duty of loyalty to the Company or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for approving a payment of a dividend or a stock repurchase in violation of Section 33-8-330 of the SCBCA; or (d) for any transaction from which the director derived an improper personal benefit. If the Code is amended after approval by the shareholders of the proposed Article 10 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company would be eliminated or limited to the fullest extent permitted by the SCBCA, as so amended.

     Under Section 33-8-300(a) of the SCBCA, a director must discharge his duties as a director in good faith and "with the care an ordinarily prudent person in a like position would exercise under similar circumstances." The SCBCA provides that a director who performs his duties in compliance with these standards will not be liable for actions taken as a director or for failure to take any action. Absent adoption of proposed Article 10, however, directors could be held liable for certain actions or inactions if they fail to meet the above-described standard of care. Subject to the requirement of good faith and the other limitations listed earlier, proposed Article 10, if adopted by the shareholders, would absolve directors for any monetary liability arising from actions or failures to act in violation of their duties to the Company and its shareholders, provided that the director was not grossly negligent. Accordingly, if proposed Article 10 is adopted, shareholders will be giving up a cause of action against the directors for certain breaches of their fiduciary duty. In this regard, the relief from liability by South Carolina law and proposed
Article 10 is more limited than that allowed by the laws in certain other states which allow directors to be absolved even if the director is grossly negligent. Directors would remain liable for improper appropriation of the Company's business opportunities, acts or omissions which are not in good faith or which involve intentional misconduct, gross negligence or a knowing violation of law, certain matters specified in Section 33-8-330 of the SCBCA and transactions from which a director derives improper personal benefit. Proposed Article 10 would not eliminate or limit liability of directors arising in connection with causes of action brought under federal securities laws.

     The directors have a personal interest in having the limited liability provision adopted, at the potential expense of the shareholders who might otherwise seek and obtain monetary damages from the directors for breach of their duty of care. Proposed Article 10 probably will reduce the likelihood of derivative litigation against directors and may discourage shareholders from bringing a lawsuit against directors for breach of their duty of care even though such an action, if successful, might otherwise have benefited the Company and its shareholders. The directors believe, however, that any such potential disadvantage to the shareholders is outweighed by the benefits that proposed
Article 10 will provide by encouraging well qualified people to serve as directors of the Company and to take legitimate business risks, as directors have historically been free to do, without excessive fear of personal liability.

     Although proposed Article 10 would provide directors with protection from awards of monetary damages for certain breaches of the duty of care or other duties as a director, it does not eliminate the directors' duties, including the duty of care. Accordingly, proposed Article 10 would not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of duties, including the duty of care. Furthermore, liabilities which may arise out of acts of omissions occurring prior to the adoption and effectiveness of proposed Article 10 would not be affected, so that directors would remain potentially liable for monetary damages in connection with any such acts or omissions. In addition, proposed Article 10 would apply only to claims against a director arising out of his role as a director, and would not apply, if he is also an officer, to his role as an officer or in any capacity other than that of a director. The limitation of liability would only apply with respect to claims by the Company (including derivative actions) or its shareholders and does not extend to claims by third parties.

VOTE REQUIRED

     Under the SCBCA, the affirmative vote of the holders of two-thirds of the outstanding stock of the Company entitled to vote at the Annual Meeting is required to adopt the proposed amendment.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO LIMIT DIRECTOR LIABILITY.

ITEM 3. PROPOSAL TO APPROVE THE MATERIAL AMENDMENTS TO, AND THE ELIGIBLE PARTICIPANTS UNDER, THE PERFORMANCE INCENTIVE COMPENSATION PROGRAM

     On December 26, 1996 and February 4, 1997, the Board of Directors and the Compensation Committee approved various amendments to the Company's Performance Incentive Compensation Program (the "Program"). Except for one immaterial modification not requiring shareholder approval, the amendments (the "Material Amendments") were adopted subject to shareholder approval and are described below under the caption "Material Amendments and Eligible Participants." The Board of Directors and the Compensation Committee consider the Program to be helpful in attracting and retaining the services of valuable officers and key employees of the Company (which includes its subsidiaries) and providing significant incentives for high levels of performance. Under the Material Amendments, awards also may be granted to non-employee directors of the Company, which will facilitate the use of stock-based compensation for directors. The Program has been in effect since initially approved by the shareholders in 1983. In 1990, the shareholders approved an extension in the term of the Program and an increase in the number of shares subject to the Program.

     The following discussion first summarizes the Program as a whole, as modified by the Material Amendments (the "Amended Program") and then focuses on the Material Amendments and the reasons for recommending that the shareholders approve them. This summary is qualified by reference to the Amended Program attached as Exhibit B to this proxy statement. As explained under the caption "Material Amendments," the shareholders are being asked to approve changes:

          (1) to comply with applicable requirements under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), in order to permit the Company to claim tax deductions for "performance-based compensation" in excess of $1 million to certain highly compensated executives;

          (2) to give the Compensation Committee more flexibility in granting new types of awards (unrestricted shares and phantom stock units) and in defining the terms of certain existing types of awards;

          (3) to permit awards under the Program to be made to non-employee directors of the Company and its subsidiaries, including members of the Compensation Committee who administer and grant awards under the Program;

          (4) to further extend the term of the Program and increase the number of shares subject to awards under the Program (in lieu of adopting a new plan);

          (5) to delete an existing limit that no more than 20% of the shares subject to the Program may be acquired by any one participant because more specific limits will be imposed for all future awards in order to comply with Section 162(m) of the Code;

          (6) to authorize the Committee to provide for accelerated vesting of awards upon a change in control; and

          (7) to provide more flexibility to amend the Program without shareholder approval, as permitted by recent rule changes adopted by the Securities and Exchange Commission.

     In addition to the Material Amendments, to comply with Code Section 162(m), the shareholders also are being asked to approve the officers, key employees and directors of the Company and its subsidiaries as the group eligible to participate in the Program.

     GENERAL. The Amended Program will continue to be administered by the Compensation Committee (the "Committee"), which has been appointed by the Board of Directors for this purpose. Although not explicitly required by the terms of the Amended Program, the Company intends that the Committee will continue to be composed of "non-employee directors" as that term is defined in Rule 16b-3 adopted by the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and "outside directors" as that term is used in the regulations adopted by the Internal Revenue Service ("IRS") under Section 162(m) of the Code. The Committee is authorized to establish rules and regulations for administration of the Amended Program and to make determinations under and interpretations of the Amended Program and the Awards granted thereunder. The Amended Program provides for grants of incentive stock options within the meaning of Section 422 of the Code, nonstatutory stock options, performance units, restricted share awards, unrestricted share awards, phantom stock units, and any combination of the foregoing (collectively, "Awards"). The Amended Program will expire on May 6, 2007, except with respect to Awards then outstanding.

     ELIGIBILITY TO PARTICIPATE. Officers and key employees of the Company and its subsidiaries are eligible to participate in the Program, and non-employee directors of the Company and its subsidiaries also will be eligible to participate under the Amended Program. As of January 31, 1997, sixty-seven officers and key employees were eligible to participate in the Program. The Company and its subsidiaries currently have thirteen non-employee directors who will become eligible to participate in the Amended Program upon shareholder approval of the Material Amendments. All other directors of the Company's subsidiaries are also employees already eligible to participate in the Program. The Committee's determinations as to which officers, key employees and directors will receive Awards will be made on the basis of such individuals' responsibilities and present and potential contributions to the success of the Company and its subsidiaries.



     SHARES AVAILABLE FOR ISSUANCE UNDER THE AMENDED PROGRAM. A total of 4,300,000 shares of Common Stock may be subject to Awards, including Awards previously granted and previously settled, all as adjusted in accordance with the terms of the Program. The shares of Common Stock issuable under the Program may be authorized but unissued shares or shares reacquired by the Company, including shares purchased in the open market. At March 14, 1997, the closing market price of the Company's Common Stock on the New York Stock Exchange was $42.75 per share.



     Per Participant Limits. More specific per participant limits are included in the Material Amendments to replace the previous restriction that no participant may acquire more than 20% of the shares subject to the Program. Subject to antidilution adjustments, a participant may not be granted options on or after May 6, 1997 (or prior to that date if their grant was conditioned on shareholder approval of the Material Amendments), covering more than 400,000 shares of Common Stock during a single calendar year. Subject to antidilution adjustments, for other stock-based Awards granted on or after May 6, 1997 (or prior to that date if their grant was conditioned on shareholder approval of the Material Amendments), total grants cannot be made to a single participant with respect to more than 100,000 shares in any calendar year. Awards that are not stock-based and are granted on or after May 6, 1997 may not result in a payment to a single participant in excess of $2,000,000 in any calendar year. For Awards (other than stock options) granted on or after May 6, 1997, the total payments or other settlements cannot be made to a single participant in excess of $5,000,000 in cash and 1,000,000 shares in any calendar year.


     Effect of Forfeitures, Cancellations, Etc. After May 6, 1997, if any Award is cancelled, is forfeited, expires or terminates without exercise or is settled in cash instead of Common Stock and if any Award or any shares subject to an Award are exchanged for or cancelled in connection with the grant of new Awards, the shares of Common Stock so affected will be restored to the total shares available under the Amended Program. For any such event or circumstance that occurs after May 6, 1997, the shares of Common Stock so affected will be counted against the applicable per participant limits described above (although not against the aggregate limits).

     STOCK OPTIONS. Options may be granted at any time for the purchase of shares of the Company's Common Stock. The Committee may grant options to officers, key employees and directors of the Company and its subsidiaries for such number of shares as the Committee designates, subject to the limits described above. No incentive stock options, however, may be granted to any non-employee directors. In addition, the fair market value of the shares subject to one or more incentive stock options first exercisable in any calendar year may not exceed $100,000 (determined at grant date and without regard to any restriction other than a restriction which by its terms will never lapse).


     The option price under each option will be at least 100% of the fair market value of the shares on the date such option is granted, as determined by the Committee. If an incentive stock option is granted to an individual who, at the time of the grant, owns stock having more than 10% of the total combined voting power of the Company or any of its subsidiaries (a "10% shareholder"), the exercise price of such incentive stock option must be at least 110% of the fair market value of the shares on the date of grant, as determined by the Committee. Upon exercise of any option, the option price must be paid in full. Payment must be made in cash or, if permitted by the Committee, may be made in Common Stock valued at its fair market value on the date of exercise or, at the discretion of the Committee, in any combination of the foregoing.



     Each option will become exercisable in such amounts and at such times as the Committee may prescribe. No option may be exercisable more than ten years after the date of the grant. For any incentive stock options granted to a 10% shareholder, the maximum term is five years instead of ten. Options are not transferable except by will or the laws of descent and distribution and, during the lifetime of the employee to whom granted, may be exercised only by such employee.


     Subject to the exceptions noted below, each option may be exercised only during the continuance of the optionee's employment with (or service as a non-employee director of) the Company or one of its subsidiaries. For incentive stock options granted after 1997, unless the option agreement is amended by the Company and the participant to treat it as a nonstatutory option, the option may be exercised only for three months after termination of employment (or for one year after termination of employment due to disability or if the participant dies within three months of terminating employment, or for three years after termination of employment due to death). Nonstatutory stock options granted after 1996 may be exercised for up to one year after termination of employment for any reason. Subject to the shorter limits described above for the retirement or disability of a holder of incentive stock options granted after 1996, if an optionee's employment (or service as a non-employee director) is terminated due to death, disability or retirement at normal retirement age under the Retirement Plan of the Company or of any applicable subsidiary (or any applicable retirement policy for non-employee directors), any options then exercisable will remain exercisable by such optionee, or, if applicable, a beneficiary or legal representative, for three years from the date of such termination of employment or until expiration of the option, whichever occurs first.


     PERFORMANCE UNITS. Performance units may be awarded from time to time at the discretion of the Committee. The Committee is authorized, when making any Award of performance units, to assign a value to the performance units and define the terms and conditions as to their values and the basis on which such values will be determined. Performance standards will be established by the Committee each time performance units are granted. At the time the performance standards are met (and subject to the Committee certification required by Section 10 of the Program in the case of Qualifying Awards), performance units will be paid in cash equal to the appropriate amount earned and established by the Committee.


     Unless waived in the circumstances described below, these standards must be met during the continuance of the participant's employment with the Company prior to any payment with respect to such units. If a participant's employment (or service as a non-employee director) is terminated due to death, disability or retirement at normal retirement age under the Retirement Plan of the Company or of any applicable subsidiary (or any applicable retirement policy for non-employee directors), the Committee shall have complete discretion to waive all or part of the employment and performance standard requirements for payment in respect of one or more performance units, except as otherwise provided for any performance units that constitute Qualifying Awards. Performance units may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the participant to whom awarded, payment may be made with respect to such performance units only to the participant or his personal representative.

     RESTRICTED SHARES. The Amended Program authorizes the Committee to grant restricted shares with any restriction period (the "Restriction Period") that the Committee deems appropriate. The Committee also has the discretion to set vesting schedules and vesting conditions for such Awards. During the applicable

Restriction Period, restricted shares may not be sold, assigned, transferred, pledged or otherwise encumbered. In addition to the requirement of continued employment (or service as a non-employee director) during the Restriction Period, the Committee may condition vesting of restricted shares on the satisfaction of performance goals within certain time periods. The time periods in which performance goals must be satisfied may be the same as the applicable vesting schedule based on employment (or service as a non-employee director) or they may be shorter. As a result, the applicable restrictions on transfer may continue to apply to restricted shares after all performance goals have been satisfied. During the applicable Restriction Period, the participant is entitled to full dividend and voting rights in respect of the shares that are the subject of the Award, unless and until the restricted shares are forfeited.

     If a participant's employment (or service as a non-employee director) terminates due to death, disability or retirement at normal retirement age under the Retirement Plan of the Company or of any applicable subsidiary (or any applicable retirement policy for directors), the restrictions imposed on any restricted shares will terminate as of the date of such termination of employment (or service as a non-employee director), except as otherwise provided for any restricted shares that constitute Qualifying Awards. If a participant's employment (or service as a non-employee director) terminates for any reason other than as provided above, a participant will forfeit all rights in respect of any restricted shares as of the date of such termination of employment (or service as a non-employee director) subject to the exceptions described below.

     For restricted share Awards prior to 1997, if there is a merger, consolidation, sale of all or substantially all of the Company's assets, or other corporate reorganization in which the Company is not the surviving corporation, the restrictions then applicable to any restricted shares will terminate as of the date of that event or such earlier date as the Committee may determine. For restricted share Awards granted after 1996, the terms of the particular Awards will govern the extent (if any) to which the restrictions on those restricted shares may terminate as a result of any transaction described above or in the event of any other change in control event.

     PHANTOM STOCK UNITS. Under the Amended Program, the Committee may grant to participants phantom stock units which represent an unfunded and unsecured promise on the part of the Company to deliver to a participant stock, cash or a combination of stock and cash equal to the value of a number of phantom shares established by the Committee when granting the Award. Phantom stock units, like restricted shares, will be subject to a Restriction Period that the Committee deems appropriate. In addition to the requirement of continued employment (or service as a non-employee director) during the Restriction Period, the Committee may condition vesting of phantom stock units on the satisfaction of performance goals within certain time periods, which may be the same as or shorter than the applicable vesting schedule based on employment (or service as a non-employee director).

     Phantom stock units may be settled in stock, cash or some combination of both. The Committee may determine whether the participant will receive stock or cash, or may grant to the participant the right to make such an election. In addition, the Committee may grant the participant the right to defer vesting or payment of a phantom stock unit. The grant of a phantom stock Award does not give the holder any rights as a shareholder with respect to the phantom shares represented by the unit, but it will give the holder a right to receive additional cash compensation equal to the amount of cash dividends payable with respect to a corresponding number of actual shares of Common Stock. The Program contemplates that the Company may from time to time establish one or more grantor trusts administered by a financial institution, as trustee, and contribute shares to any such trust to be used to satisfy the Company's obligations under Awards. To the extent this is done with respect to phantom stock units, participants may be given a right to direct the Trustee as to the voting of a number of shares of Common Stock corresponding to their phantom shares even though the participants have no rights as shareholders as a result of the grant of phantom stock units. (See "Certain Plan Benefits" beginning on page 31 for a contemplated use of this feature with respect to the Chief Executive Officer.)


     If a participant's employment (or service as a non-employee director) terminates due to death, disability or retirement at normal retirement age under the Retirement Plan of the Company or of any applicable subsidiary (or any applicable retirement policy for non-employee directors), the vesting conditions imposed on phantom stock units will terminate as of the date of such termination of employment (or service as a non-employee director), except as otherwise provided for any phantom stock units that constitute Qualifying Awards. In the event of termination of employment (or service as a non-employee director) for any reason other than as provided above, a participant shall forfeit all rights in respect of any unvested phantom stock units as of the date of such termination of employment (or service as a non-employee director).


     UNRESTRICTED SHARES. The Committee may from time to time in its discretion grant Awards of unrestricted shares of Common Stock to officers, key employees and directors as consideration for services rendered to the Company or its subsidiaries. Without limiting the Committee's authority, it is contemplated that Awards of unrestricted shares may be granted to non-employee directors in lieu of or as a supplement to cash fees for services rendered as directors.



     QUALIFYING AWARDS. The Committee may grant to any eligible participant in the Program an Award designed to qualify as performance-based compensation under
Section 162(m) of the Code ("Qualifying Award"). A Qualifying Award may be a stock option or an Award of restricted shares, phantom stock units or performance units, provided that any Award of restricted shares, phantom stock units or performance units is conditioned upon satisfaction within a set period of time of performance goals established by the Committee in accordance with
Section 10(A) of the Program. Unless otherwise specified in writing by the Committee, either at the time an Award is granted or at any time thereafter, all Awards issued under the Program that are either stock options or other Awards as to which the settlement or vesting of the Award is conditioned upon achievement of performance goals established by the Committee in accordance with Section 10(A) of the Program, will be treated as Qualifying Awards. Awards of unrestricted shares cannot be Qualifying Awards.


     For all Qualifying Awards granted on or after May 6, 1997, these performance goals must be based on any one or more (or any combination) of the following business criteria: revenues, net income (before or after tax), earnings, earnings per share, shareholders' equity, return on equity, assets, return on assets, capital, return on capital, book value, economic value added, operating margins, profit margins, cash flow, shareholder return, expenses, sales or market share, expense management, return on investment, improvements in capital structure, budget comparisons, profitability of an identifiable business unit or product, or stock price of the Company. The performance goals for a Qualifying Award also may be based on any of the foregoing business criteria either: (1) before the effect of acquisitions, divestitures, accounting changes, restructuring or other special charges or other extraordinary items or (2) after giving effect to an adjustment to reflect any such transaction or extraordinary item, to the extent, in each such case, the Committee specifies, when granting the Award, that any such extraordinary items will be disregarded or that a particular formula or other objective method will be used to make an appropriate adjustment to reflect any such transaction or extraordinary item.

     The foregoing objectives may be applicable to the Company as a whole, one or more of its divisions, subsidiaries, business units, or business lines, or any combination of the following. Such performance goals also may be based on the attainment of specified levels of Company performance under one or more of the measures described above relative to the performance of other businesses. The Committee may require that payment of a Qualifying Award be subject to other conditions, such as completion of a period of service, even if the performance goals specified in the Qualifying Awards are satisfied. The Committee also has the discretion to reduce (but not to increase) some or all of the amount that would otherwise be payable under the Qualifying Award upon satisfaction of performance and other conditions.


     If a participant's employment terminates due to death or disability, the restrictions or other vesting conditions imposed on any Qualifying Award will terminate as of the date of such termination of employment; but in that event, the Committee may defer or accelerate the payment of such Award in its sole and absolute discretion. If employment terminates for any reason other than as provided above, a participant will forfeit, as of the date of such termination of employment, all rights with respect to any shares represented by, and will forfeit all rights to receive any other settlement of, all unvested Awards that constitute Qualifying Awards.


     CHANGE IN CONTROL EVENTS. The Committee may provide, when granting an Award or at any time thereafter, whether and to what extent a "Change in Control Event" will cause the restrictions imposed on any outstanding Awards to terminate and such Awards to become fully exercisable, fully vested or fully earned. A "Change in Control Event" is deemed to occur when: (1) a tender or exchange offer has been made (other than by the Company, its subsidiaries or any of their employee benefit plans) which, if completed, will cause the offeror to become an "Acquiring Person" (as defined below), provided that the offeror actually acquires shares of the Common Stock pursuant to the offer; (2) any person or entity (other than the Company, its subsidiaries or any of their employee benefit plans) becomes an Acquiring Person (other than in an acquisition from the Company or in a transaction approved by the Incumbent Board, as defined below); or (3) the directors who constitute the Incumbent Board as of the relevant time fail to constitute at least a majority of the Board of Directors. At any relevant time, a director will be deemed a member of the Incumbent Board if that director either (a) served as a director of the Company on February 4, 1997 or (b) was elected or nominated with the approval by a majority of the Incumbent Board as then constituted (unless the individual's initial assumption of office was in connection with an actual or threatened election contest relating to the election of the Company's directors).

     The Amended Program defines an "Acquiring Person" as any person or group of affiliated or associated persons which, after February 4, 1997, becomes the beneficial owner of 20% or more of either the Company's Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors, except for any person that beneficially owns 20% or more of either the Company's Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors: (1) as a result of a reduction in the number of shares of Common Stock outstanding due to the Company's acquisition of its Common Stock; (2) as a result of: (a) a will or the laws of descent and distribution, (b) the transfer of shares to any member of the transferor's immediate family or to a trust for the benefit of a member of the transferor's family (a "Transferee Trust"), (c) a divorce decree or settlement or (d) the transfer of shares held on February 4, 1997 by any trust or held at any time by Transferee Trust to any beneficiary of any such trust; or
(3) as a result of any acquisition by such person of shares pursuant to any employee benefit plan of the Company or any of its subsidiaries.

     ADJUSTMENT. The total number of shares subject to the Amended Program, the maximum number of shares that may be acquired by any one participant, the number of shares subject to outstanding Awards, and the exercise prices of outstanding stock options will be adjusted by the Committee in the event of a merger, reorganization, consolidation, recapitalization, stock dividend, spin-off, stock split or other change in the corporate structure or other distribution of stock or property (except ordinary cash dividends) affecting the Company's Common Stock.

     TERM, AMENDMENTS AND DISCONTINUANCE. The Amended Program will terminate with respect to the granting of Awards on May 6, 2007 (assuming shareholder approval of the Material Amendments) unless terminated at an earlier date by the Committee. The Committee may amend, suspend or discontinue the Amended Program. The Committee may condition the effectiveness of any amendment on shareholder approval to the extent the Committee determines that shareholder approval is necessary or desirable to qualify for: certain tax deductions or other desired treatment under Section 162(m) or other Sections of the Code and related regulations of the IRS, all as amended from time to time; certain exemptions under Section 16 of the Exchange Act and related rules adopted by the SEC, all as amended from time to time; or any other desired exemption or treatment under any applicable law or regulation. No such amendment may materially and adversely affect the rights of any participant as to any then outstanding Award without that participant's consent.


     TAX WITHHOLDING. Prior to issuing stock or otherwise settling an Award, the Company has the right to require any participant to remit to it any amounts required to satisfy any applicable federal, state or local tax withholding requirements with respect to such Award. Cash payments by the Company in settlement of Awards will be net of the amounts necessary to satisfy applicable withholding requirements (which generally will not be applicable to non-employee directors). For Awards to be settled in shares of Common Stock, the participant may elect to surrender, or otherwise authorize the Company to withhold, a number of shares of Common Stock having a sufficient fair market value to satisfy the amount of any taxes required to be withheld with respect to such Common Stock.

     FEDERAL INCOME TAX CONSEQUENCES. As discussed above, the Amended Program, which is not qualified under Section 401(a) of the Code, provides for the grant to eligible officers, employees and non-employee directors of various types of Awards. The following summary of tax consequences to the Company and participants arising under the Program is necessarily general and is based on present provisions of the Code, rulings and proposed regulations, all of which are subject to future changes. In addition, state income tax laws may vary in effect.

     Incentive Stock Options. Under current federal tax laws, an optionee will not recognize income from the grant or exercise of an incentive stock option for ordinary income tax purposes. However, in computing an optionee's liability for the alternative minimum tax, the optionee will have income at the date of exercise equal to the difference between the fair market value of the shares acquired and the option price paid for the shares. Assuming the optionee does not sell or otherwise dispose of the stock acquired pursuant to the exercise of an incentive stock option within two years from the date of grant of such option or within one year after the exercise of such option, any amount received upon the subsequent sale or disposition of such stock in excess of the optionee's tax basis in such stock (generally, the option price of such stock) will be treated as a long-term capital gain or loss.

     If the optionee sells or otherwise disposes of the stock acquired upon exercise of an incentive stock option within two years from the date of grant of such option or within one year after the exercise of such option, such sale or other disposition will constitute a "disqualifying disposition," and the optionee will recognize ordinary income in an amount not exceeding the amount of gain realized on the disposition. The Company is not entitled to a deduction with respect to an incentive stock option unless there is a disqualifying disposition of shares received upon exercise of such option.

     Nonstatutory Stock Options. Under current federal tax laws, an optionee will not recognize income as a result of the grant of a nonstatutory stock option. Except as provided below, upon exercise of a nonstatutory stock option, an optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the stock on the date of exercise and the aggregate option price. Subject to Code Section 162(m), either the Company or the appropriate subsidiary will be entitled to a deduction equal to the amount of ordinary income recognized by an optionee upon exercise of a nonstatutory stock option.

     Performance Units. Under current federal tax laws, a participant will not recognize income upon the grant of a performance unit under the Program. Rather, a participant will recognize ordinary income upon the payment attributable to a performance unit in an amount equal to the amount of cash received. Such income is subject to withholding (except for non-employee directors). Subject to Code
Section 162(m), either the Company or the appropriate subsidiary will be entitled to a deduction equal to the amount of such ordinary income.


     Restricted Shares. Under current federal tax laws, a participant will not recognize income upon the Award of restricted shares under the Program. Instead, except as provided below, such participant will recognize ordinary income when the restrictions imposed under the Program terminate and the previously restricted shares vest in the participant without further restriction. Subject to Code Section 162(m), the Company will be entitled to a deduction equal to the amount of such ordinary income.



     Alternatively, Section 83(b) of the Code permits a recipient to elect, within thirty days of the Award date, to recognize the fair market value of restricted shares, determined as of the Award date without regard to any restrictions, as ordinary income subject (except for non-employee directors) to withholding, even though such shares remain subject to forfeiture restrictions. The Company is entitled to a corresponding deduction at the same time. If such an election is made, any subsequent appreciation in value of the shares is not taxable as ordinary income. However, if such shares are subsequently forfeited and returned to the Company, the employee will not be entitled to a deduction with respect to such forfeiture.



     When a participant disposes of the shares, any amount received in excess of the fair market value of the shares at the time the restrictions terminate (or any amount in excess of the fair market value of the shares on the Award date if the participant has made a Section 83(b) election) will be treated as capital gain.



     Phantom Stock Units. Under current federal tax laws, a participant will not recognize income upon an Award of phantom stock units or upon the vesting of such units, and the Company will not be entitled to a deduction upon the occurrence of either such event. However, the participant will recognize ordinary income when phantom stock units are settled by a payment in stock or cash, in an amount equal to the fair market value of an appropriate number of shares of Common Stock on the date of settlement. Subject to Code Section 162(m), the Company will be allowed a deduction for the amount of any taxable income recognized by the participant at the time such income is recognized.



     Unrestricted Shares. Under current federal tax laws, a participant will recognize income upon an Award of unrestricted shares, as of the Award date. The amount of the income recognized will be equal to the fair market value of the unrestricted shares on the date of grant. Such income is subject to withholding (except for non-employee directors). Subject to Code Section 162(m), either the Company or the appropriate subsidiary will be entitled to a deduction equal to the amount of such ordinary income.


MATERIAL AMENDMENTS AND ELIGIBLE PARTICIPANTS

     The shareholders are being asked to approve both the Material Amendments, which are described below, and the eligibility of officers, key employees and directors of the Company and its subsidiaries to participate in the Program. The Material Amendments will: (1) permit future Awards under the Amended Program to continue to qualify as performance-based compensation under Code Section 162(m) by obtaining shareholder approval of: (a) the performance criteria to be used as the basis of performance goals established by the Committee; and (b) certain per participant limits on Awards granted or paid in any calendar year, beginning with Awards granted on or after May 6, 1997 (or granted prior to that date if the grant was expressly subject to shareholder approval of the Material Amendments); (2) allow the Committee to make Awards of phantom stock units; (3) provide greater flexibility as to the time periods during which restricted share Awards may vest; (4) provide additional flexibility as to the time periods during which stock options may be exercised; (5) permit Awards to be granted to directors of the Company or its subsidiaries (without regard to whether they are also employees); (6) authorize the Committee to provide for accelerated vesting of Awards upon certain change of control events; (7) extend the Program's termination date from May 1, 2000 to May 6, 2007; (8) increase from 2,800,000 to 4,300,000* (subject to adjustment,* as described below) shares of Common Stock available for Awards under the Program and clarify the way in which this limit will be applied; and
(9) provide more flexibility for the Program to be amended in the future without further shareholder approval.


     SECTION 162(M) AMENDMENTS AND APPROVAL OF ELIGIBLE PARTICIPANTS. Section 162(m) of the Code limits the Company's tax deduction to $1 million per year for certain compensation paid to "covered employees," consisting of the chief executive officer and the four other most highly compensated executive officers of the Company (the "Million Dollar Cap"). However, this limitation does not apply to "performance-based compensation." Stock options that have an exercise price no lower than the grant date market price of the stock subject to option (as is required under the Program) may automatically qualify as performance-based compensation if the shareholders approve certain maximum limits on the number of shares underlying such stock options that may be granted to any participant over a specified period. For other Awards to qualify as performance-based compensation, three conditions must be satisfied before the Awards are settled: (1) one or more objective performance goals established by a compensation committee consisting exclusively of two or more outside directors (such as the Committee) must be achieved; (2) certain terms of the Program must be approved by the shareholders, including the class of persons eligible to participate, the maximum amount payable to any individuals and the performance criteria to be used by the compensation committee in establishing specific performance goals; and (3) the compensation committee must certify that the performance goals and other material conditions precedent to settlement have been satisfied.


     The Million Dollar Cap has not yet presented a significant restriction on the deductibility of the Company's current compensation levels, although there have been a few instances when the Chief Executive Officer voluntarily agreed to defer some of his compensation to avoid exceeding this limit. The Company considers it prudent and desirable to provide a way to permit the Company to pay higher levels of compensation and to preserve its tax deduction for future executive compensation, without the need for any such deferrals. This will enhance the Company's ability to retain, obtain and motivate highly qualified senior executives. It also will facilitate the Company's implementation of a combined package of incentive Awards which the Committee is contemplating to significantly increase senior executives' stock ownership in the Company, particularly if the Company achieves aggressive performance targets. The types of Awards under consideration by the Committee would involve combined grants of stock options and restricted stock (or perhaps phantom stock in some instances) designed to provide incentive compensation over a multi-year period. Such Awards will further align senior management's long-term interests with those of the Company's other shareholders. If such performance-based Awards are fully earned, there is a greater likelihood that the


---------------


* As of the date of this proxy statement, approximately 2,754,000 shares have been used for Awards currently outstanding and Awards previously settled, and approximately 1,546,000 shares are available for future grants pursuant to the Program, assuming shareholder approval of the Material Amendments.

Company may forfeit significant compensation deductions unless that compensation qualifies for the exemption from the Million Dollar Cap.

     Accordingly, the proposed amendments will permit the Committee to structure Awards to qualify as performance-based compensation under Section 162(m) of the Code ("Qualifying Awards"), so as to preserve the Company's tax deduction for compensation paid pursuant to Qualifying Awards, even though in excess of the Million Dollar Cap. The Committee also may grant Awards under the Program that do not qualify as performance-based compensation, in which case the compensation paid under these Awards will be subject to the Million Dollar Cap.

     Since the Million Dollar Cap became effective, the Company has been operating under transitional rules that have not required shareholder approval of maximum limits and performance criteria in order for Awards to be treated as performance-based compensation. However, this transition period will end with the Company's 1997 Annual Meeting of Shareholders. Accordingly, the Board of Directors is seeking shareholder approval of amendments to the Program to permit the Company to continue to deduct for tax purposes compensation paid to covered executives under Awards that qualify as performance-based compensation.

     The amendments provide that two general types of Qualifying Awards may be granted under the Amended Program. The first type is stock options. Effective May 6, 1997 for options granted on or after that date, during a single calendar year, a participant may not be granted options to purchase more than 400,000 shares of Common Stock, subject to anti-dilution adjustments as provided in the Program. This limitation is required to be approved by the shareholders in order for future stock options issued under the Program to qualify as performance-based compensation.


     The second type of Qualifying Awards includes restricted shares, phantom stock units and performance units whose payment is conditioned upon the attainment of performance goals set by the Committee. In order for these types of Awards granted after May 6, 1997 to be Qualifying Awards, the performance goals set by the Committee must be based on one or more (or any combination) of business criteria approved by the shareholders. Accordingly, the shareholders are being asked to approve the business criteria described on page 23 and contained in Section 10(A) of the Program. The shareholders also are being asked to approve the applicable per participant limitations for these types of Awards.


     Effective May 6, 1997, for Awards made on or after that date, a participant cannot receive grants of restricted shares and phantom stock units (in any combination of such Awards) covering more than 100,000 shares of Common Stock during a single calendar year. Any performance units that are not measured based on a number of actual or phantom shares cannot result in payment of more than $2,000,000 in any year to any one participant. In addition, a participant cannot receive more than 1,000,000 shares of Common Stock or $5,000,000 in cash during a single calendar year upon the vesting and settlement of any Qualifying Awards of any type other than stock options.


     Since the Million Dollar Cap became effective, the Committee has granted stock options and, in early 1997, performance-based restricted shares that qualify as performance-based compensation. These types of Awards are described generally on pages 20 through 23 of this proxy statement. The transitional rules applicable under Section 162(m) of the Code permitted these Awards to qualify as performance-based compensation even though they were not contingent on shareholder approval of the Material Amendments and thus are not subject to the new per participant limitations imposed by the Material Amendments.


     The maximum per participant limits described above are not designed to be used to provide compensation to any participant above the level otherwise appropriate for the individual's duties and responsibilities. The maximum levels established by the amendments are designed to preserve flexibility while enabling the Company to comply with the technical provisions of the Million Dollar Cap and to preserve the deductibility of performance-based compensation paid to the covered executives. The tax benefits derived from such deductions preserve corporate assets and benefit the Company and its shareholders.

     PHANTOM STOCK UNITS. The Committee and the Board of Directors believe that phantom stock units, with a value measured based on phantom shares of Common Stock, will provide the Company with desirable flexibility in structuring compensation Awards. Without the Material Amendments, the Program allows the grant of restricted shares and also allows the grant of performance units that can be settled only in cash. There has not been a mechanism, however, for structuring a single Award with flexibility decided at a subsequent date whether to settle that Award in cash, Common Stock or some combination thereof. The proposed phantom stock units will provide this flexibility and also will provide recipients of such Awards with added flexibility for tax planning purposes to defer receipt of the shares or cash paid in settlement of these Awards.

     UNRESTRICTED SHARES. The Committee and the Board of Directors believe the flexibility to grant Awards of unrestricted shares will provide desirable flexibility to use shares as a substitute or supplement to cash compensation for services in appropriate circumstances. This type of Award is particularly well suited as a substitute for cash fees paid to non-employee directors, although it is not limited to that use.

     CHANGE IN VESTING PARAMETERS FOR RESTRICTED SHARES. The Program currently provides that the vesting schedule for restricted shares can be no faster than 20% per year for the first five years and no slower than full vesting (assuming all conditions to vesting are satisfied) by the end of ten years. The Company believes additional flexibility regarding vesting schedules is desirable, particularly in connection with the addition of performance-based conditions to vesting. Additional flexibility will permit the Committee to structure Awards with shorter vesting schedules, if appropriate, so as to provide a more direct link between the incentive provided by that settlement and the achievement of performance goals during periods shorter than five years. For example, a one or three-year vesting schedule might be more appropriate for an Award of restricted shares having a performance goal extending over one year or three years. As a result, the Company is seeking the flexibility to delete any restrictions on the Committee's discretion to establish the vesting periods it deems appropriate.

     ADDITIONAL FLEXIBILITY FOR OPTION EXERCISE PERIODS. The Material Amendments would provide added flexibility for the Committee to define the periods during which stock options may be exercised. A current requirement that stock options cannot be exercised during the first year after grant would be deleted. The Committee also would have more flexibility to allow exercise of an option after termination of employment (or after a participant ceases to be a non-employee director), without regard to whether that termination occurs in connection with death, disability or retirement or a change in control event (discussed below). In light of the increasing trend in today's society for individuals to change from one employer to another, the Committee and the Board of Directors believe this additional flexibility is desirable in structuring appropriate compensation packages.


     EXTENSION TO NON-EMPLOYEE DIRECTORS. The Material Amendments will permit Awards under the Amended Program to be made to directors of the Company and its subsidiaries (without regard to whether they are also employees). In light of the general recognition by institutional shareholders and others of the desirability of shifting more of directors' compensation from cash to stock, the Committee and the Board of Directors believe this change is desirable. The desirability of using stock to compensate directors is one of the reasons cited for recent regulatory changes that permit discretionary stock Awards to be made to non-employee directors under compensatory plans, without disqualifying those non-employee directors from administering the compensatory plans. The Material Amendments will permit any form of Award other than incentive stock options to be granted to non-employee directors. Without limiting its flexibility to grant other types of Awards, the Committee contemplates that unrestricted shares may be used, in part, for non-employee directors as a partial substitute for certain cash fees currently being paid to non-employee directors.



     CHANGE IN CONTROL EVENTS. Although the Company is not aware of any pending change in control events, it recognizes that such events could arise in the future. The Program currently provides only for acceleration of the restrictions on restricted shares in a limited number of contexts. The proposed amendment would expand the number of situations that would be considered changes in control, and allow the Committee when granting Awards or at any time thereafter to provide for accelerated vesting of all Awards subject to restrictions and accelerated exercisability of options upon a change in control event. A potential disadvantage of an acceleration of an Award as to which the performance goal had not been completed is that the Company is likely to lose the special treatment of performance-based compensation above the Million Dollar Cap for any compensation received upon acceleration as to which the performance goal was not attained. Accordingly, the Company may lose tax deductions for the resulting compensation based on the provisions of Code Section 162(m), as well as other Code Sections applicable to compensation payable as a result of a change in control. This would occur only if acceleration actually occurs and not merely because there is flexibility to accelerate. The Company believes this potential disadvantage is offset by the advantages of acceleration in a change of control context and the related assurance to recipients of Awards that the value of those Awards will not necessarily be lost due to possible termination of employment or other events in connection with a change in control of the Company.


     The amended change in control acceleration provision may have the effect of making a change in control of the Company somewhat more difficult because of the accelerated cost of settling Awards for which acceleration is provided and the potential loss of deductions for such compensation.

     EXTENSION OF PROGRAM'S TERM. Unless extended, the Program will terminate on May 1, 2000. The Company prefers to continue extending the term of the existing Program, rather than adopting new incentive programs from time to time, as many other corporations do. In light of the other actions being taken this year with respect to the Program, it is more efficient to seek shareholder approval at this time to extend the term of the Program, rather than deferring that and then seeking shareholder approval of an extension within one to three years. Accordingly, subject to shareholder approval of the Material Amendments, the term of the Program will be extended another ten years to May 7, 2007.


     ADDITIONAL SHARES. In connection with the extension of the Program's term, the other changes being made to the Program, and the Board of Directors' and the Committee's desire to structure both the terms of and the right to receive Awards under the Program in a way that will encourage the Company's senior executives to make significant investments in the Company's Common Stock, the Board of Directors and the Committee believe it is appropriate at this time to authorize additional shares for future Awards. The additional shares for which approval is sought represent approximately 7.4% of the Company's outstanding Common Stock as of the date of this proxy statement. The Awards granted and to be granted under the Program are designed to align the interests of officers, key employees and directors with those of other shareholders and to enable the Company to attract, motivate and retain experienced and highly qualified individuals.



     ABILITY TO RECYCLE SHARES. The Material Amendments provide that if any shares of Common Stock subject to an Award are cancelled or forfeited, or if any Award that is stock based terminates without issuance of shares, is settled in cash, or is exchanged for another Award, the shares covered by the initial Award will be restored to the total shares available for Awards under the Program generally, but will continue to count against the per participant limits applicable to the individual participants who received the initial Award.



     ADDED FLEXIBILITY FOR FUTURE AMENDMENT OF THE PROGRAM. New SEC rules that became effective in November 1996 under Section 16 of the Exchange Act no longer require shareholder approval of various compensation plans, such as the Program, or of material amendments thereto in order for Awards under such compensation plans to comply with certain exemptions from the short-swing profit recovery provisions of Section 16. This and other changes in the SEC rules under Section 16 reflect a determination by the SEC that transactions between a company and its executives, other employees and directors pursuant to compensation plans justify simpler and more flexible exemptions than those available in the past because these transactions are designed primarily to reward service or provide incentives for better performance and generally do not present the same opportunities to profit from non-public information as do the market transactions by corporate insiders. As part of the SEC's new simplified approach for such transactions, the SEC determined that approval of compensation arrangements by the full Board of Directors or by committee of the Board consisting solely of two or more "non-employee directors" provides an acceptable substitute for shareholder approval.



     Particularly in light of a growing trend, which the Company supports, to use stock-based Awards as a significant component of executive compensation, the Company believes it is desirable for the Committee to have maximum flexibility to modify the Program from time to time, as it deems appropriate, subject to obtaining shareholder approval when deemed appropriate by the Committee to comply with regulatory requirements or other regulatory exemptions and benefits. As described earlier, Section 162(m) of the Code continues to require shareholder approval of the material terms (as defined in the applicable regulations thereunder) of performance-based compensation in order to qualify for an exemption from the Million Dollar Cap. In the case of the Program, this will include amendments to certain material features of the Program and also will include a requirement that the shareholders reapprove certain material terms of the Program every five years. In addition, the Company's Common Stock is listed on the New York Stock Exchange, and the rules of the New York Stock Exchange require shareholder approval for certain issuances of listed stock.



     The Compensation Committee will continue to evaluate the need for shareholder approval of any further amendments to the Program based on these and other factors, but the Company believes it would be desirable to eliminate any additional requirement in the Program itself that might require shareholder approval in circumstances where such approval is not otherwise needed to comply with applicable legal requirements or to obtain desired exemptions or other desired benefits. This will permit the Committee to make certain adjustments in the Program faster and more easily when deemed appropriate to enhance the purposes of the Program. Shareholder approval of the Material Amendments may provide certain opportunities for the Committee to modify the Program in ways that might increase the cost of the Program to the Company, but the Company believes that any such increased cost of the Program would result primarily from a determination by the Company to use stock-based Awards as a larger component (as compared to cash) of the compensation of the Company's executives, other key employees and directors.


     CERTAIN PLAN BENEFITS. It is impossible to determine the amount of future Awards that will be received by particular participants because the grant of Awards under the Program is within the Committee's discretion. Information about Awards granted under the Program in 1996 to the Company's five highest compensated executive officers is set forth in the table on page 5. To supplement that information, the following table shows information regarding the Awards granted in 1996 to all executive officers as a group, all directors who are not executive officers as a group, and all employees, including all officers who are not executive officers, as a group.

                 THE PERFORMANCE INCENTIVE COMPENSATION PROGRAM


                                                       OPTIONS                  RESTRICTED SHARES
                                             ---------------------------    --------------------------
                                                              NUMBER OF
                                                                SHARES
                                                DOLLAR        UNDERLYING       DOLLAR        NUMBER OF
             NAME AND POSITION               VALUE ($) (1)     OPTIONS      VALUE ($) (2)     SHARES
             -----------------               -------------    ----------    -------------    ---------
Executive Officer Group....................    $ 40,000          5,000       $2,946,890       75,080
Non-Executive Director Group...............         -0-            -0-              -0-          -0-
Non-Executive Officer/Employee Group.......     768,500        123,945        1,346,079       34,295


---------------

(1) Equal to the net value of the option as of December 31, 1996 based on the closing market price of the Company's Common Stock on December 31, 1996 minus the applicable per share exercise price of the option.
(2) Represents value based on the closing market price of the Company's Common Stock on December 31, 1996, assuming all shares are fully vested.


     The Company granted certain Awards on February 4, 1997 that are governed by the terms of the Program in its current form and are not conditioned on shareholder approval of the Material Amendments. In addition, in December 1996, the Committee and Mr. Hipp agreed that if the shareholders approve the Material Amendments, three installments of restricted shares previously granted to Mr. Hipp that cover a total of 15,600 shares and are scheduled to vest later in 1997 will be cancelled and will be replaced with grants of 15,600 shares of phantom stock. Settlement of any such phantom stock Awards will be deferred until July 1998 or such later time as Mr. Hipp may elect. It is contemplated that the Company will establish a revocable grantor trust and contribute shares of its Common Stock to that trust to be used to satisfy the Company's obligations under any such phantom stock Awards, and that Mr. Hipp will be given a right to direct the trustee as to the voting of such shares. No grant of any phantom stock will occur, however, unless and until the shareholders approve the Material Amendments.


VOTE REQUIRED

     The affirmative vote of a majority of the shares voting, in person or by proxy, on this proposal at the Annual Meeting is required to approve the Material Amendments to, and the class of persons entitled to participate in, the Amended Program.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MATERIAL AMENDMENTS TO, AND THE CLASS OF PERSONS ENTITLED TO PARTICIPATE IN, THE AMENDED PROGRAM.

ITEM 4.  RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Subject to shareholder ratification, the Board of Directors has appointed the firm of Ernst and Young LLP as independent public accountants for the year 1997. The appointment was made upon the recommendation of the Audit Committee, which is composed of Directors who are not officers or otherwise employees of Liberty.

     If the shareholders do not ratify the selection of Ernst and Young LLP, the selection of independent certified public accountants will be reconsidered and made by the Board of Directors. It is understood that even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders.

     The appointment of the firm of Ernst & Young LLP as independent public accountants for Liberty was ratified by the shareholders at Liberty's last Annual Meeting. Representatives of the firm are expected to be present at the Annual Meeting of Shareholders and will be available to respond to appropriate questions and will have the opportunity to make a statement should they so desire.


     Ratification of the appointment of independent auditors requires that the votes cast favoring the action exceed the votes cast opposing the action. The Board of Directors recommends that shareholders vote FOR such ratification.


SHAREHOLDERS' PROPOSALS


     To be considered for inclusion in the proxy materials for the 1998 Annual Meeting under SEC regulations, a shareholder proposal must be received by the Corporate Secretary at the Company's above stated address on or before December 1, 1997.



     In addition, the Company's Bylaws provide certain procedures that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting, even if such item is not to be included in the Company's proxy material. Such procedural requirements are fully set forth in the Company's Bylaws, a copy of which may be obtained without charge by any shareholder by written request addressed to the Corporate Secretary at the principal executive offices of the Company. To have a nomination or item of business brought before the 1998 Annual Meeting, a shareholder must deliver the required notice of such nomination or item to the Corporate Secretary not less than sixty days nor more than ninety days prior to the meeting.


OTHER MATTERS

     The management of Liberty knows of no business to be presented at the meeting other than the four items specified above. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

                                          MARTHA G. WILLIAMS
                                          Vice President, General Counsel
                                            & Secretary

Greenville, South Carolina
March 27, 1997

                                                                       EXHIBIT A

              AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION
                TO LIMIT THE DIRECTORS' LIABILITY TO THE EXTENT
                        PERMITTED BY SOUTH CAROLINA LAW

     The Restated Articles of Incorporation would be amended to add a new
Article 10 as follows and to renumber existing Article 10 accordingly:

          10. No director of the Corporation shall be personally liable to the Corporation or its shareholders for the monetary damages for breach of his or her fiduciary duty as a director occurring after the effective date hereof; provided, however, the foregoing shall not eliminate or limit the liability of a director: (a) for any breach of the director's duty of loyalty to the Corporation or its shareholders; (b) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; (c) imposed for unlawful distributions as set forth in Section 33-8-330 of the South Carolina Business Corporation Act of 1988, as amended from time to time (the "SCBCA"), or (d) for any transaction from which the director derived an improper personal benefit. This provision shall eliminate or limit the liability of a director only to the maximum extent permitted from time to time by the SCBCA or any successor law or laws. If the SCBCA is amended after approval by the shareholders of this Article 10 to further eliminate or limit the personal liability of directors, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the SCBCA, as so amended. Any repeal or modification of the foregoing protection by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                                                       EXHIBIT B

                                THE PERFORMANCE
                         INCENTIVE COMPENSATION PROGRAM
                  AS AMENDED AND RESTATED ON FEBRUARY 4, 1997
                  (SUBJECT TO SHAREHOLDER APPROVAL OF CERTAIN
            AMENDMENTS PRIOR TO THEIR EFFECTIVENESS ON MAY 6, 1997)

     The following is the text of the Performance Incentive Compensation Program (the "Program"):

     SECTION 1. Purpose. The purpose of this Program is to provide The Liberty Corporation (the "Company") and its subsidiaries with an effective means of attracting, retaining and motivating officers, other key employees and directors (whether or not they are employees) and to encourage and enable them to acquire common stock of the Company ("Common Stock"), thereby increasing their proprietary interest in the Company's success. Subject to the limitations set forth below, the Program provides for the granting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonstatutory stock options, performance units, restricted share awards, unrestricted share awards, phantom stock units, and all or any combination of the foregoing ("Awards"), to eligible employees.

     SECTION 2. Administration. The Compensation Committee of the Board of Directors or such other committee of the Board as the Board may subsequently designate (hereinafter referred to as the "Committee") shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Program as may from time to time be issued or adopted by the Board, to interpret the provisions and supervise the administration of the Program. All determinations by the Committee shall be made by the affirmative vote of a majority of its members, but any determination reduced to writing and signed by all of the members shall be fully as effective as if it has been made by a majority vote at a meeting duly called and held. All decisions made by the Committee pursuant to the provisions of the Program or resolutions of the Board shall be conclusive and binding on all persons, including the Company, its shareholders and employees, and participants in the Program.

     SECTION 3.  Shares Subject to the Program.

     (A) Shares of Common Stock are the only shares that may be delivered under the Program. The shares of Common Stock to be delivered under the Program shall be made available from the authorized but unissued shares or from shares reacquired by the Company, including shares purchased in the open market.

     (B) Subject, in each case, to adjustments made pursuant to the provisions of Sections 3(C) and 3(D):

          (i) The aggregate number of shares that may be subject to Awards under the Program from its initial inception in 1983 shall not exceed 4,300,000 shares.

          (ii) Effective May 6, 1997, with respect to stock options granted on or after that date (and any stock options granted prior to such date if their grant was conditioned upon approval of amendments to the Program by the shareholders at their annual meeting on May 6, 1997), the number of shares of Common Stock with respect to which such stock options may be granted to any one participant within any calendar year shall not exceed 400,000 shares.

          (iii) Effective May 6, 1997, with respect to Awards granted on or after that date (and any Awards granted prior to such date if their grant was conditioned upon approval of amendments to the Program by the shareholders at their annual meeting on May 6, 1997), the number of shares of Common Stock with respect to which any such Awards that are measured based on a number of actual or phantom shares (except for stock options governed by paragraph
     (ii) above) may be granted to any one participant within any calendar year shall not exceed 100,000 shares.


          (iv) Effective May 6, 1997, with respect to Awards granted on or after that date (and any Awards granted prior to such date if their grant was conditioned upon approval of amendments to the Program by the shareholders at their annual meeting on May 6, 1997), the maximum amount of compensation that can be paid to any one participant during any calendar year on account of any such Awards that are not measured based on a number of actual or phantom shares of Common Stock shall not exceed $2,000,000.



          (v) Effective May 6, 1997, with respect to Awards granted on and after that date (and any Awards granted prior to such date if their grant was conditioned upon approval of amendments to the Program by the shareholders at their annual meeting on May 6, 1997), under all such Awards (other than stock options) granted under the Program, in any one calendar year: (a) no one participant may be paid cash in excess of $5,000,000 and (b) no one participant may receive more than 1,000,000 shares of Common Stock. For purposes of this paragraph, the amount paid or received in any calendar year under an Award described in this paragraph shall be deemed to be the value or number of shares earned under such Award based on the attainment of performance objectives, if any, and based on any downward adjustments, as determined by the Committee, as of the date of the determination. Except in the case of any prior Awards granted subject to approval by the shareholders of amendments to the Program at their May 6, 1997 annual meeting, amounts paid pursuant to Awards granted under the Program prior to May 6, 1997, shall not be counted toward and shall not be subject to the limits contained in this paragraph (v).


     (C) The following rules shall apply in determining the amount of shares or cash that has been used for purposes of the limits in Section 3(B)(i), (ii),
(iii), (iv) and (v):


          (i) Any shares affected by the expiration or termination (without exercise) of any option (or portion thereof) prior to May 6, 1997 or by the forfeiture of all or any portion of an Award of restricted shares or phantom stock units prior to May 6, 1997, shall be restored to the total shares available for use under the Program for Awards to the same participant or other participants.


          (ii) Effective May 6, 1997, if: (a) any shares of Common Stock subject to an Award are forfeited or cancelled; or (b) if any Award otherwise relating to shares of Common Stock terminates by expiration, forfeiture, cancellation or otherwise without the issuance of such shares or is settled in cash in lieu of Common Stock; or (c) if any shares of Common Stock subject to an Award, or any Awards otherwise relating to shares of Common Stock, are, with the Committee's permission, exchanged for or otherwise surrendered and cancelled in connection with the grant of other Awards, the shares of Common Stock so affected (directly or as a measurement of the Award, to the extent so affected) shall be restored to the total shares available for use under the Program for Awards generally, but shall be counted against the limitations contained in Section 3(B)(ii), (iii) and
     (v) with respect to the participant involved. Although shares subject to or relating to an Award exchanged for or otherwise surrendered and cancelled in connection with the grant of a new Award shall be restored to the total shares available for use under the Program, the shares subject to or relating to the resulting new Award shall be counted for all purposes under the Program. The maximum number of shares available for issuance under the Program shall not be reduced to reflect any distributions that may be reinvested in additional shares of Common Stock.

     (D) In the event of a merger, reorganization, consolidation, recapitalization, stock dividend, spin-off, stock split or any other change in corporate structure or other distribution of stock or property (except for ordinary cash dividends) affecting the Company's Common Stock, such adjustments shall be made in the aggregate number of shares subject to the Program, the maximum number of shares which may be acquired by, or subject to an Award granted or paid to, any participant under the Program, the number and option price of shares subject to then outstanding options granted under the Program, the number of restricted shares then subject to restrictions under the Program and the number of shares used to determine the value of then outstanding phantom stock units as may be determined to be appropriate by the Committee. In no event shall any "Qualifying Award" (as described in Section 10) that is then held by a "Covered Employee" as defined in Section 162(m) of the Code be adjusted pursuant to Section 3(D) to the extent it would cause such Award to fail to qualify as "Performance-Based Compensation" under Section 162(m) of the Code.

     SECTION 4. Eligibility for Participation. The individuals eligible to participate in the Program shall consist of officers, other key employees and directors of the Company and its subsidiaries, whether or not such directors are also employees of the Company or its subsidiaries, as determined by the Committee. Subject to the limitations of the Program, the Committee shall, after consultation with and consideration of the recommendations of management, select the officers, employees and directors to so participate and determine whether an officer, employee or director is to receive Awards hereunder; provided, however, that no incentive stock option may be granted to any director who is not an employee of the Company (or any of its subsidiaries). The Committee, in its discretion, may impose any conditions that it deems desirable on the grant of any new Award, including without limitation a condition requiring the applicable participant to surrender for cancellation an outstanding Award in order to obtain a new Award that the Committee desires to grant in substitution of any such outstanding Award.

     SECTION 5.  Stock Options.

     (A) Stock options shall be granted to participants by the Committee from time to time at its discretion. Each option shall be evidenced by an option agreement which shall contain such terms and conditions as may be approved by the Committee and shall be signed by an officer of the Company and the participant. Incentive stock options and nonstatutory stock options shall be evidenced by separate and distinct option agreements.

     (B) A participant shall not be granted any incentive stock option if the receipt of that option would result in the participant owning incentive stock options (under the Program and any other plan maintained by the Company or any subsidiary) that become exercisable for the first time in any one calendar year into stock of the Company or any of its subsidiaries with a fair market value in excess of $100,000. For purposes of the preceding sentence, the fair market value of the stock of the Company or any of its subsidiaries will be determined by the Committee as of the grant of the incentive stock options without regard to any restriction other than a restriction which by its terms will never lapse.

     (C) The price at which shares may be purchased upon exercise of a particular option shall be not less than 100% of the fair market value of such shares on the date such option is granted, as determined by the Committee without regard to any restriction other than a restriction which by its terms will never lapse. In the case of an individual who, at the time an option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any of its subsidiaries) (a "10% Shareholder"), the exercise price of any incentive stock option shall be not less than 110% of the fair market value of the shares subject to the option on the date such option is granted, as determined by the Committee without regard to any restriction other than a restriction which by its terms will never lapse.

     (D) Options may be granted for any period of time as established by the Committee, except that:

          (i) The term of any incentive stock option shall not be longer than ten years (or five years if granted to a 10% Shareholder) from the date the option is granted.

          (ii) No Option granted prior to 1997 may be exercised before the expiration of a one year period of continued employment by the optionee with the Company or a subsidiary thereof commencing on the date the option is granted, except as provided in Section 5(E)(iv) below or except as provided in any amendment to the applicable option agreement approved and authorized through specific action by the Committee in a manner consistent with terms permitted hereunder for options granted after 1996.

     (E) Subject to the limitations in this Section 5 and the terms and conditions of the option agreement, each option shall be exercisable at such time or times and in such amount or amounts as the Committee may prescribe and specify in the applicable option agreement.


          (i) No incentive stock option granted after 1996 under this Program may be exercised more than three months (or one year in the case of a disabled employee or a deceased employee who died within three months of terminating employment or during a disability that terminated employment) after the participant holding such option ceased being an employee of the Company or a subsidiary thereof, unless: (a) a longer period applies under
     Section 5(E)(iv) below for the beneficiary or legal representative of a deceased employee whose death terminated employment, or (b) the Company and such participant (or a deceased participant's beneficiary or legal representative) mutually agree in writing that such option will be amended to treat it as a nonstatutory stock option.


          (ii) Unless the option agreement specifies a longer or shorter time for exercise, a nonstatutory stock option granted after 1996 must be exercised no later than one year after the participant holding such option ceases to be an employee (or ceases to be a non-employee director) of the Company or a subsidiary thereof, unless a longer period applies under
     Section 5(E)(iv) below.

          (iii) In the case of options granted prior to 1997 (both incentive stock options and nonstatutory stock options), unless the option agreement is amended by specific action by the Committee (with the consent of the holder if required) in a manner consistent with terms permitted hereunder for options granted after 1996, each such option may be exercised only during the continuance of the optionee's employment with the Company or one of its subsidiaries, except as provided in Section 5(E)(iv) below.

          (iv) Except as otherwise provided in Section 5(E)(i) with respect to the disability or retirement of the holder of incentive stock options granted after 1996, in the event of termination of employment (or service as a non-employee director) by an optionee by reason of death, disability or retirement at normal retirement age under the Company's Retirement Plan or any applicable Retirement Plan of any of the Company's subsidiaries (or any applicable retirement policy for non-employee directors), any options then exercisable by such optionee shall remain exercisable by the optionee or, if applicable, a beneficiary or legal representative, for three years from the date of such termination of employment (or service as a non-employee director) or until the expiration of the option, whichever occurs first.

     (F) No shares shall be delivered pursuant to the exercise of any option, in whole or in part, until qualified for delivery under such laws and regulations as may be deemed by the Committee to be applicable thereto and until payment in full of the option price therefor is received by the Company. Payment of the purchase price shall be made in cash, cash equivalent or, at the discretion of the Committee, in Common Stock of the Company valued at its fair market value on the date of exercise or, at the discretion of the Committee, in a combination of the foregoing.

     (G) An option granted under the Program may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the participant to whom granted, may be exercised only by such participant or his or her personal representative.

     SECTION 6.  Performance Units.

     (A) Performance units may be awarded by the Committee to participants from time to time at its discretion. Such units shall have defined terms and conditions as to their value and the basis on which such values will be determined.

     (B) Performance units may be awarded in lieu of, or in combination with, any other Awards, as the Committee may determine. Performance standards shall be established by the Committee each time performance units are granted and, except as provided in Section 6(D) below, these standards must be met during the continuance of the participant's employment with (or service as a non-employee director of) the Company or one of its subsidiaries and prior to the making of any payment with respect to such units.

     (C) Performance units shall be assigned a value by the Committee upon the award of such units.

     (D) The value of performance units as established pursuant to Section 6(C) above shall be paid in cash promptly after the performance standards established pursuant to Section 6(B) above shall have been met and, for Qualifying Awards, the Committee certification required under Section 10 shall have occurred. In the event of termination of employment (or service as a non-employee director) by reason of death, disability or retirement at normal retirement age under the Company's Retirement Plan or any applicable Retirement Plan of any of the Company's subsidiaries (or any applicable retirement policy for non-employee directors), the Committee shall have complete discretion to waive all or a part of the continued employment or service requirements and performance standard requirements for payment in respect of one or more performance units that are not Qualifying Awards (as defined below).

     (E) Performance units awarded under the Program may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the participant to whom awarded, payment may be made with respect to such performance units only to the participant or such participant's personal representative.

     SECTION 7.  Restricted Shares.


     (A) Awards of restricted shares of Common Stock of the Company shall be granted to participants by the Committee from time to time in its discretion. Upon the grant of such an Award to a participant, the Committee shall notify the participant in writing of the terms of such Award, as described below. Each Award of restricted shares shall be evidenced by an agreement which shall contain such terms and conditions as may be approved by the Committee and which are consistent with the applicable provisions of the Program and shall be signed by an officer of the Company and the participant.



     (B) No consideration will be paid by a participant pursuant to an Award of restricted shares under the Program.



     (C) Except as provided for in Section 7(D) and Section 7(F) below, restricted shares awarded to a participant under the Program shall vest in the participant during a period commencing on the date such shares are awarded to a participant and ending on a date to be specified by the Committee, in accordance with a vesting schedule to be determined by the Committee in its discretion and specified in the Award. Subject to the immediately preceding sentence, the Committee may condition the vesting of any restricted shares awarded after November 7, 1995 on any additional terms and conditions (including performance achievement goals applicable to all or any portion of the overall vesting period) for such period or periods as shall be determined by the Committee. If the Award document relating to any Award of restricted shares granted prior to November 7, 1995 fails to contain any vesting schedule, then such shares shall vest in equal annual installments (of 20% on each anniversary of the Award date) over the five year period commencing on the date such shares are awarded.


          (i) To the extent that the shares remain non-vested under the vesting schedule and any additional vesting terms and conditions set by the Committee, such shares shall be deemed to be subject to a Restriction Period. The Restriction Period for restricted shares shall terminate when and to the extent that such shares vest in the participant in accordance with their stated vesting terms or in accordance with the accelerated vesting provided in Section 7(D), Section 7(F) or the terms of any Award implementing the provisions of Section 12 below, subject, in each case, to the need for Qualifying Awards to comply with Section 10, and except to the extent such shares have been forfeited as provided in Section 7(E) or 7(G) below.

          (ii) Restricted shares under the Program which are subject to a Restriction Period may not be assigned, transferred, pledged or otherwise encumbered or disposed of, except by forfeiture to the Company as provided in Section 7(E) or 7(G) below.


          (iii) During the applicable Restriction Period: (a) the Company shall retain possession of the certificates for restricted shares awarded under the Program, (b) the participant shall execute and deliver to the Company a stock power in blank with respect to such shares and (c) the participant shall be entitled to full dividend and voting rights in respect of such shares. After the end of the applicable Restriction Period, the restrictions imposed under the Program shall cease to apply to the shares previously subject to such Restriction Period and the certificates for such shares shall be delivered to the participant.


     (D) In the event of termination of employment (or service as a non-employee director) by reason of death, disability or retirement at normal retirement age under the Company's Retirement Plan or any applicable Retirement Plan of any of the Company's subsidiaries (or any applicable retirement policy for non-employee directors), the restrictions imposed under the Program in respect of any Awards then subject to a Restriction Period, except Qualifying Awards, shall terminate as of the date of such termination of employment (or service as a non-employee director).

     (E) In the event of termination of employment (or service as a non-employee director) for any reason other than as provided in Section 7(D) above, a participant shall forfeit all rights in respect of any shares then subject to a Restriction Period as of the date of such termination of employment (or service as a non-employee director), absent a contrary determination by the Committee pursuant to the terms of any Award implementing the provisions of Section 12 in connection with a Change in Control Event.

     (F) With respect to restricted share Awards granted prior to 1997, in the event of a merger, consolidation, sale of all or substantially all of the Company's assets, or other corporate reorganization in which the Company is not the surviving corporation, the restrictions imposed under the Program in respect of any shares then subject to a Restriction Period shall terminate as of the date of such event or as of such earlier date as determined by the Committee. With respect to restricted share Awards granted after 1996, the terms of the particular Awards will govern the extent (if any) to which the restrictions on such restricted shares may terminate as a result of any transaction described in the immediately preceding sentence, and in such regard may refer to the provisions of Section 12.

     (G) To the extent all or a portion of a restricted share Award is subject to additional vesting terms and conditions (such as performance goals) imposed by the Committee to supplement the vesting schedule established for such Award, and such additional terms and conditions are not satisfied during the applicable period established for satisfying such terms and conditions, the restricted shares subject to such additional vesting terms and conditions shall be forfeited as of the end of the period during which such vesting terms and conditions were to be satisfied. This special forfeiture provision applies only to the number of restricted shares for which a special vesting term or condition is not satisfied. To the extent a portion of the restricted shares granted initially as part of the same Award are not subject to any special vesting terms or conditions (other than the vesting schedule based on continued employment (or service as a non-employee director) over the vesting period) or are subject to special terms and conditions that have been satisfied, or may be satisfied by a later deadline, such restricted shares shall not be forfeited pursuant to this
Section 7(G) unless and until the later deadline for satisfying any remaining special terms and conditions occurs without such terms and conditions being satisfied.

     SECTION 8. Phantom Stock Units. Awards of phantom stock units ("phantom units") shall be based on a number of phantom shares of Common Stock determined by the Committee. The Company shall establish a book account ("Book Account") on its records for each participant receiving an Award of phantom stock units and shall credit to a participant's Book Account the number of phantom shares of Common Stock granted to such participant pursuant to the Award. No actual shares of Common Stock or other certificates shall be issued to a participant when a phantom unit Award is granted. Phantom unit Awards shall be evidenced by written agreements in such form as the Committee shall approve from time to time. A participant shall earn the amount credited to his or her Book Account from time to time in accordance with a schedule established by the Committee. The schedule shall provide that a participant's interest will be earned in one or more increments over a period of time determined by the Committee and may require that certain performance goals be achieved. The Committee may establish a different schedule for each phantom unit Award and each participant.

     (A) From the time a phantom unit Award has been granted until the time it is settled or forfeited, the participant to whom the phantom units were awarded shall be entitled to receive, as additional compensation, cash payments equivalent to the amount of dividends that would be paid with respect to a number of shares of Common Stock corresponding to the number of phantom units represented by such Award.

     (B) No Award of phantom units shall confer on the participant any voting rights unless and until such phantom unit Award is paid to the participant in the form of actual shares of Common Stock.

     (C) Except as otherwise provided in Section 10 with respect to Qualifying Awards, if a participant ceases employment with (or service as a non-employee director of) the Company and its subsidiaries as a result of death, disability or retirement at normal retirement age under the Company's Retirement Plan or any applicable Retirement Plan of any of the Company's subsidiaries (or any applicable retirement policy for non-employee directors), such participant (or his or her beneficiary) shall be entitled to such participant's full interest in any phantom unit Award (whether or not earned) on the date of such termination (to the extent not previously paid). Upon termination of employment with (or service as a non-employee director of) the Company and its subsidiaries for any other reason, a participant's interest in any unearned phantom unit Awards shall be forfeited, absent a contrary determination by the Committee pursuant to the terms of any Award implementing the provisions of Section 12 in connection with a Change in Control Event. Notwithstanding the preceding sentence, whenever a phantom unit Award is granted in substitution for restricted shares that were subject to an Award granted prior to 1997 and that are surrendered and cancelled in connection with the grant of such phantom unit Award, the Committee may provide in such phantom unit

Award that such phantom units will become fully earned under the same circumstances as the restrictions applicable to the cancelled restricted shares would have terminated pursuant to Section 7(F).

     (D) When the Committee determines that a phantom unit Award is to be granted, the Committee shall give the participant an opportunity to elect, the time(s) at which the amount credited to his or her Book Account, once earned, is to be paid in a form of payment determined under Section 8(E) below. Thereafter, the participant may make one or more superseding elections to modify an earlier election in order to further defer (but not accelerate) the time(s) of payment, provided that any superseding election must be made prior to the tax year in which the payments affected by the further deferral would have otherwise been made. All elections under this Section 8(D) shall be made subject to the provisions of Section 8(E) below and to the following:

          (i) An election may specify that the amount credited to a participant's Book Account will be paid to the participant in increments as soon as each increment becomes earned.

          (ii) Alternatively, an election may specify that the earned amounts credited to a participant's Book Account will be paid to the participant in a lump sum or in increments at a specified time or times after they become earned even though the participant has not yet retired, or in substantially equal annual installments commencing as soon as practicable following the participant's retirement from employment with (or service as a non-employee director of) the Company and its subsidiaries. At the time the participant makes an election, the participant shall designate the period over which the installment payments will be made. The Committee will have discretion to modify the form of installment payment designated by the participant, if the Committee deems such a modification to be appropriate and in the best interests of the Company. If a participant elects the deferred payment form of payment and dies after the installment payments begin, the remaining installments will be paid to the participant's beneficiary according to the schedule of installments designated by the participant.

          (iii) The Committee may specify in a phantom unit Award or by rules adopted and amended from time to time reasonable limits on the minimum amounts and the frequency of payments that shall be required for a participant to elect multiple installments and a maximum time period (no sooner than five years following termination of a participant's employment (or service as a non-employee director)) during which all earned amounts shall be paid.

     (E) Subject to any restrictions on the form of payment that may be specified by the Committee in the terms of any phantom unit Award, the Committee shall determine whether a payment shall be made: (i) in whole shares of Common Stock equal to the number of whole phantom shares of Common Stock credited to the participant's Book Account, (ii) in cash, or (iii) in a combination of whole shares of Common Stock and cash, in such proportions as the Committee deems appropriate. When a payment is made in cash, the phantom shares of Common Stock then credited to the participant's Book Account shall be valued, for purposes of the payment, at the fair market value of a share of Common Stock at the time the payment is made.

     (F) The Committee shall have the right to defer payment of a participant's phantom unit Awards, when earned, to the extent that the sum of (i) the participant's phantom unit Awards that have been earned and are scheduled to be settled plus (ii) all other "compensation" (as defined for purposes of Section 162(m) of the Code) with respect to the participant for the taxable year in which settlement of the earned phantom unit Awards would otherwise be deductible, may not be deductible by the Company by reason of Section 162(m) of the Code, as determined by the Committee in its sole discretion. A phantom unit Award deferred pursuant to this Section 8(F) shall be settled in subsequent taxable years of the Company to the extent that the sum of the participant's deferred, but earned, phantom unit Awards and all other "compensation" with respect to the participant would be deductible by the Company under Section 162(m) of the Code. This Section 8(F) shall apply only to the extent that the Committee determines in its sole discretion that the deferral could allow settlement of the phantom unit Awards to be deductible in a future year. The Committee's determination shall be final and binding.


     SECTION 9. Unrestricted Shares. Awards of unrestricted shares of Common Stock of the Company may be granted by the Committee from time to time in its discretion to participants in consideration of services rendered to the Company or its subsidiaries; provided that the Committee obtains adequate authorization (whether in advance or as ratification) from the Board of Directors to the extent required to comply with Sections 33-6-210(b) and 33-8-250(e)(8) of the South Carolina Business Corporation Act of 1988, as it may be amended from time to time (the "SCBCA"), or any successor provisions, all as in effect at the time of any such grants. Without limiting the preceding sentence, but subject to the proviso therein, Awards of unrestricted shares may be granted by the Committee from time to time to directors of the Company or its subsidiaries in lieu of or as a supplement to cash fees for services rendered as directors.

     SECTION 10. Qualifying Awards. The Committee may, in its sole discretion, grant an Award (other than unrestricted shares) to any participant with the intent that such Award as "performance-based compensation" under Section 162(m) of the Code (a "Qualifying Award"). Qualifying Awards may be issued as stock options or, if the settlement or vesting of the Award is conditioned upon achievement of performance goals established pursuant to Section 10(A) below, as restricted shares, phantom stock units or performance units. Unless otherwise specified in writing by the Committee, either at the time an Award is granted or at any time thereafter, all Awards issued under the Program that are either stock options or Awards as to which the settlement or vesting of the Award is conditioned upon achievement of performance goals established by the Committee in accordance with Section 10(A) below, shall be treated as Qualifying Awards. The provisions of this Section 10, as well as other applicable provisions of the Plan not inconsistent with this Section 10, shall apply to all Qualifying Awards issued under the Program.

     (A) For Qualifying Awards, all amounts received upon the settlement or vesting of restricted shares, phantom stock units and performance units shall be based upon the attainment of performance goals established by the Committee in accordance with Section 162(m) of the Code. Such performance goals may vary by participant and by Award. For Awards granted on or after May 6, 1997 (or granted prior to such date if their grant was conditioned upon approval of amendments to the Program by the shareholders at their annual meeting on May 6, 1997), such performance goals shall be based on any one or more (or any combination) of the following business criteria: revenues, net income (before or after tax), earnings, earnings per share, shareholders' equity, return on equity, assets, return on assets, capital, return on capital, book value, economic value added, operating margins, profit margins, cash flow, shareholder return, expenses, sales or market share, expense management, return on investment, improvements in capital structure, budget comparisons, profitability of an identifiable business unit or product, or stock price, or shall be based on any one or more (or any combination) of the foregoing business criteria: (1) before the effect of acquisitions, divestitures, accounting changes, restructuring or other special charges or other extraordinary items or (2) after giving effect to an adjustment to reflect any such transaction or extraordinary item, to the extent in each such case the Committee specifies, when granting the Award, that the effect of any such transactions or extraordinary items, shall be disregarded or that a particular formula or other objective method shall be used to make an appropriate adjustment to reflect any such transaction or extraordinary item.

          (i) The foregoing business criteria and the performance goals established by the Committee may be applicable to the Company as a whole, one or more of its subsidiaries, divisions, business units or business lines, or any combination of the foregoing. The performance goals also may be based on the attainment of specified levels of Company performance under one or more of the business criteria described above relative to the performance of other corporations.

          (ii) The Committee may condition the settlement or vesting of any such Award on the attainment of other conditions, such as completion of a period of service, that must be satisfied in addition to the performance goal or goals specified in the Award and that may apply during the same or a different time period than the period used for the performance goal or goals.

     (B) The Committee shall have the discretion, by participant and by Award, to reduce (but not to increase) some or all of the amount that would otherwise be payable under the Award by reason of the satisfaction of the performance goals set forth in the Award. In making any such determination, the Committee is authorized to take into account any such factor or factors it determines are appropriate, including but not limited to Company, business unit and individual performance.

     (C) Prior to payment of any Qualifying Award, the Committee shall certify in writing that the performance goals and any other material terms of the Award were in fact satisfied, all in a manner consistent with the applicable regulations under Section 162(m) of the Code. Such certification shall not be required, however, for compensation that is attributable solely to an increase in the value of the Company's Common Stock.

     (D) If a participant leaves employment with the Company and its subsidiaries as a result of death or disability, any restrictions with respect to Qualifying Awards shall terminate as of the date of such termination; provided however, that the Committee is authorized to defer or accelerate the actual receipt, payment or settlement of any such Qualifying Award that is vested or earned as a result of such termination of employment. In the event of termination of employment for any other reason, a participant shall forfeit all rights in respect of any Qualifying Awards as of the date of such termination.

     SECTION 11. Withholding. Whenever the Company proposes or is required to issue or transfer shares of Common Stock or issue a certificate free of restrictions for vesting shares previously subject to forfeiture under the Program, the Company shall have the right to require the participant to remit to the Company an amount sufficient to satisfy any applicable federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Whenever under the Program payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any applicable federal, state and local withholding tax requirements. A participant may elect with respect to any stock option (other than an incentive stock option), restricted share award, restricted stock unit or performance unit to surrender or authorize the Company to withhold shares of Common Stock (valued at current fair market value on the date of surrender or withholding of the shares) in satisfaction of all such applicable withholding requirements (the "Stock Surrender Withholding Election"); provided, however, that:

     (A) Any Stock Surrender Withholding Election shall be made by written notice to the Company and thereafter shall be irrevocable by the participant;

     (B) If a participant is an "officer" of the Company or other person subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor law, any Stock Surrender Withholding Election shall be subject to any additional rules established from time to time by the Committee;

     (C) Any Stock Surrender Withholding Election must be made prior to the date on which the participant recognizes taxable income with respect to the receipt of such shares (the "Tax Date");

     (D) When the Tax Date falls after the exercise of a stock option and the participant makes a Stock Surrender Withholding Election, the full number of shares of Common Stock subject to the stock option being exercised will be issued, but the participant will be unconditionally obligated to deliver to the Company on the Tax Date a number of shares of Common Stock having a value on the Tax Date equal to the participant's federal, state and local withholding tax requirements; and


     (E) For purposes of this Section, the Committee shall have the discretion to provide (by general rule or a provision in a specific Award document) that, at the election of the participant (and subject to such conditions as the Committee may impose by general rule or in a provision in a specific Award document), "federal, state and local withholding tax requirements" shall be deemed to be any amount designated by the participant which exceeds the amount required by applicable law and governmental regulations to be withheld but which does not exceed the participant's total estimated federal, state and local tax obligations associated with the transaction, including FICA taxes to the extent applicable.



     Shares subject to an Award under the Program that are surrendered or withheld under this Section 11 to satisfy a participant's federal, state and local withholding tax obligations shall not thereby become available for use again under the Program.



     SECTION 12. Committee Authority to Accelerate Right of Exercise and Accelerate Vesting in Certain Circumstances. The Committee may determine when granting any Award (and may specify in the Award document) or may determine at any time after granting an Award (in circumstances deemed appropriate by the Committee) that notwithstanding the fact that an outstanding stock option has not otherwise become exercisable in full in accordance with its terms and notwithstanding any conditions to the vesting or earning of a participant's rights with respect to any Award of restricted shares, phantom stock units or performance units, such Award shall become fully exercisable (in the case of stock options) or otherwise shall become fully exercisable and fully vested and earned upon a "Change in Control Event" described in this Section 12 or upon any termination of such participant's employment with (or service as a director of) the Company or its subsidiary or significant reduction in such participant's responsibilities or compensation following any such Change in Control Event. Such determinations may be different as to different Awards.


     (A) A "Change in Control Event" shall be deemed to have occurred if:

          (i) a tender offer or exchange offer has been made (other than by the Company, any of its subsidiaries, any employee benefit plan of the Company or of any of its subsidiaries, or any person organized, appointed or established by the Company or any of its subsidiaries for or pursuant to the terms of any such plan) if, upon consummation thereof, the corporation, person or other entity making such offer would become an Acquiring Person (as defined below), and provided that the corporation, person or other entity making such offer purchases or otherwise acquires shares of the Company's Common Stock pursuant to such offer; or


          (ii) any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, any employee benefit plan of the Company or of any of its subsidiaries, or any person organized, appointed or established by the Company or any of its subsidiaries for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company) becomes an Acquiring Person (other than through acquisitions from the Company or in a transaction approved by the "Incumbent Board" as defined below); or


          (iii) the individuals who constitute the Incumbent Board fail for any reason to continue to constitute at least a majority of the Board of Directors. The "Incumbent Board" at any time shall mean the persons who are then members of the Board of Directors and who (a) are members of the Board of Directors as of February 4, 1997 or (b) become members of the Board of Directors thereafter upon election, or nomination for election by the Company's shareholders, by a vote of at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act.)


     For purposes hereof, "Acquiring Person" means any person or group of affiliated or associated persons that, after February 4, 1997, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of the Company's Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; provided however, that such term does not include any person who beneficially owns 20% or more of either the Company's Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors: (a) as a result of the reduction in the number of shares of Common Stock outstanding due to the Company's acquisition of its Common Stock; (b) as a result of (1) a will or the laws of descent and distribution, (2) the transfer of shares to any member of the transferor's immediate family or to a trust for the benefit of a member of the transferor's immediate family (a "Transferee Trust"), (3) a divorce decree or settlement or (4) the transfer of shares held on February 4, 1997 by any trust or held at any time by a Transferee Trust to any beneficiary of such trust; or (c) as a result of any acquisition by such person of shares pursuant to any employee benefit plan of the Company or of any of its subsidiaries.


     (B) The relevant Change in Control Event shall be deemed to occur:

          (i) in the event of Section 12(A)(i) above, on or after the date on which shares are purchased pursuant to such tender or exchange offer; or

          (ii) in the event of Section 12(A)(ii) above, at any time after the date upon which the Company is provided a copy of Schedule 13D (filed pursuant to Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) or other notice indicating that any person, entity or group has become an Acquiring Person or, if the Company is not subject to Section 13(d) of the Exchange Act, at any time after the date upon which the Company receives written notice that any person, entity or group has become an Acquiring Person; or

          (iii) in the event of Section 12(A)(iii) above, on or after the occurrence of such failure.

     SECTION 13. Regulatory and Other Legal Requirements. All aspects of this Program shall be subject to applicable laws, rules, regulations and approvals required by governmental entities and stock exchanges. Without limiting the foregoing, the issuance of shares of the Company's Common Stock under the Program is subject to applicable provisions of the SCBCA (or any successor laws); without in any way abdicating its decision making authority in connection with the grant of any Awards hereunder (including, but not limited to, the Committee's authority to establish and administer performance goals and certify as to the attainment of any such performance goals), the Committee may obtain further parameters from the Board of Directors within which to exercise the Committee's authority or may obtain ratification of the Committee's decisions by the full Board of Directors or may do both to the extent deemed appropriate to comply with the SCBCA (including Sections 33-6-210(b) and 33-8-250(e)(8)) or any successor laws.

     SECTION 14. Grantor Trusts. The Committee may, in its discretion and in a manner consistent with Section 13, establish one or more grantor trusts (with such terms as the Committee may determine) and contribute shares of Common Stock and such other assets as may be deemed desirable for use in satisfying the Company's obligations to one or more participants under one or more Awards granted hereunder. The creation and funding of any such trust with respect to one or more Awards shall not create any obligation on the part of the Company or any rights in participants receiving other Awards to have the same or any similar trust created or funded with respect to other Awards. If any such trust is used for purposes of satisfying the Company's obligations to any participant under an Award, the Company shall be relieved of its obligation to satisfy any claim for benefits under such Award to the extent such participant receives a distribution from the trust of the shares of Common Stock or other assets due in accordance with the Award, but the Company shall remain liable for any balance due that is not received from such trust.

     SECTION 15. Term. This Program initially became effective May 3, 1983 for ten years and was amended, with shareholder approval, in 1990 to extend its term to May 1, 2000. Subject to approval of certain amendments by the shareholders of the Company at their annual meeting to be held on May 6, 1997 or at any adjournment thereof, this Program has been further amended, effective on the date of such shareholder approval, to extend its term to May 6, 2007 unless terminated at an earlier date by the Board. No Awards shall be granted after termination of the Program, but any then outstanding Awards shall continue in effect for the remainder of their respective terms, subject to the conditions of such Awards. No incentive stock options may be granted after February 4, 2007, which is ten years after the Committee's adoption of the Program as most recently extended and restated.


     SECTION 16. Amendments and Discontinuance. The Committee may amend, suspend, or discontinue the Program; provided, however, that the Committee may condition the effectiveness of any amendment on shareholder approval to the extent the Committee determines that shareholder approval is necessary or desirable to qualify for: certain tax deductions or other desired treatment under Section 162(m) or other Sections of the Code and related regulations of the Internal Revenue Service, all as amended from time to time; certain exemptions under Section 16 of the Exchange Act and related rules adopted by the Securities and Exchange Commission, all as amended from time to time; or any other desired exemption or treatment under any applicable law or regulation. Notwithstanding the foregoing, no such amendment shall materially and adversely affect the rights of any participant as to any Award then outstanding without the consent of such participant.

                                                                      APPENDIX A



PROXY                                                         PROXY

                           THE LIBERTY CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION.


     The undersigned hereby appoints Sophia G. Vergas and R. David Black, or either of them, as proxies, with full power of substitution, to represent the undersigned at the 1997 Annual Meeting of Shareholders of The Liberty Corporation ("Liberty") to be held at 10:30 a.m. on May 6, 1997, at The Liberty Corporation Headquarters Building, Wade Hampton Boulevard, Greenville, South Carolina, and any adjournment thereof, and to vote all the shares of Liberty stock which the undersigned would be entitled to vote, if personally present.



1.   Election of Directors:    [ ] FOR ALL 4 NOMINEES                [ ]  WITHHOLD AUTHORITY
                                   listed below (except                   to vote for all
                                   as marked to the                       nominees listed
                                   contrary below)                        below



    Hayne Hipp, Buck Mickel, J. Thurston Roach and William B. Timmerman (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided.)

------------------------------------------------------------------------------
2. Proposal to amend the Restated Articles of Incorporation regarding director liabilities.

               [ ] FOR          [ ] AGAINST         [ ] ABSTAIN

3. Proposal to approve the material amendments to, and the eligible participants under, the Performance Incentive Compensation Program.

               [ ] FOR          [ ] AGAINST         [ ] ABSTAIN

4. Proposal to approve the appointment of Ernst & Young LLP as independent public accountants for Liberty.

               [ ] FOR          [ ] AGAINST         [ ] ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before said meeting.

     PLEASE SIGN ON REVERSE SIDE AND RETURN IN THE ENCLOSED POSTAGE PAID
ENVELOPE.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH INSTRUCTIONS CONTAINED HEREIN. IN THE ABSENCE OF SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED IN FAVOR OF ALL THE FOREGOING PROPOSALS.






                                                           SHARES


                                               Date                     , 1997
                                                   ---------------------


                                              ---------------------------------
                                                          Signature


                                              ---------------------------------
                                                          Signature


                                              (Please sign your name exactly as
                                              it appears hereon.  Executors,
                                              administrators, guardians,
                                              officers of corporations, and
                                              others signing in a fiduciary
                                              capacity should state their full
                                              titles as such.)